UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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CenterPoint Energy, Inc.

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders
to be held on April 22, 2010
and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the 2010 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE	9:00 a.m. Central Time on Thursday, April 22, 2010

PLACE	The auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS	• elect the nine nominees named in the Proxy Statement as directors to hold office until the 2011 annual meeting;

• ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2010; and

• conduct other business if properly raised.

RECORD DATE	Shareholders of record at the close of business on February 22, 2010 are entitled to vote.

PROXY VOTING	Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell
Executive Vice President,
General Counsel and
Corporate Secretary

Dated and first mailed
to shareholders
on March 12, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual
Shareholder Meeting to be Held April 22, 2010

The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T

CENTERPOINT ENERGY, INC.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

For deliveries by U.S. Postal Service:
P.O. Box 4567
Houston, Texas 77210-4567

Proxy Statement

Voting Information

Who may vote?	Shareholders recorded in our stock register on February 22, 2010 may vote at the meeting. As of that date, there were 393,082,659 shares of our common stock outstanding.

How many votes do I have?	You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?	Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card. You may vote for or against each director and each of the other proposals or abstain from voting. If you give us your proxy but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations.

What are the Board’s recommendations?	The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the independent auditors, the Audit Committee, recommends a vote as follows:

• FOR election of the nine nominees named in the Proxy Statement as directors to hold office until the 2011 annual meeting of shareholders;

• FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2010.

If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you mark the proxy card to withhold that authority.

What if I change my mind after I have voted?	You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Do I need a ticket to attend the meeting?	Proof of identification and proof of ownership of our common stock are needed for you to be admitted to the meeting. If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need to provide proof of ownership. Examples of proof of ownership include a recent brokerage statement or letter from your broker or bank.

What constitutes a quorum?	In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes, but not as shares counted for determining the outcome of the vote on that proposal.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, a recent amendment to an NYSE rule now expressly prohibits brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Item 2 (ratification of the appointment of independent auditors). Brokers cannot vote on Item 1 (the election of directors) without instructions from the beneficial owners. If you do not instruct your broker how to vote on the election of directors, your broker will not vote for you.

What vote is required to approve each of the proposals?	Under our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will be ignored. For additional information on the election of directors, see “Election of Directors — Information About Directors — Majority Voting in Director Elections.”

Ratification of the appointment of independent auditors requires the favorable vote of a majority of the shares of common stock voted for or against the matter.

Abstentions and broker non-votes do not affect the outcome of the ratification of the appointment of independent auditors.

ELECTION OF DIRECTORS (ITEM 1)

Information About Directors	In 2008, our Articles of Incorporation were amended to phase out the classified structure of our Board of Directors. Pursuant to that amendment, at each annual meeting of shareholders beginning in 2009, new directors and directors whose terms are expiring are elected to serve for one year terms. Directors who were elected to longer terms prior to the 2009 annual meeting will serve until the end of those terms. The term of office of the directors in Class I expired at the 2009 meeting.

The term of office of the Class II directors expires at this year’s annual meeting, and the term of Class III directors will expire in 2011.

The directors to be elected at this meeting will be elected to a one-year term expiring at the annual meeting in 2011.

If any nominee becomes unavailable for election, your Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Under our bylaws, a director must step down from the Board at the annual meeting occurring in the year in which he or she reaches age 73, unless the Board determines that the member has special skill, experience or distinction having value to CenterPoint Energy and not readily available or transferable. In February 2009, the Board made such a determination as to current directors Thomas F. Madison, Chairman of our Compensation Committee, which will allow him to complete his current term ending in 2011, and Michael E. Shannon, who is retiring at this year’s annual meeting.

Listed below are the biographies of each director nominee followed by the biographies of continuing directors. The biographies include information regarding each individual’s service as a director of the Company, business experience, director positions at public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Directors — Term Expiring 2011	At the meeting, nine directors are to be elected to each serve a one-year term expiring on the date of the annual meeting of shareholders to be held in 2011. The nominees for election in 2010 are listed below.

Donald R. Campbell, age 69, has been a director since 2005. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, Inc., a NASDAQ-listed regional investment banking firm. He served as a director of Sanders Morris Harris from 1999 until May 2004. Mr. Campbell previously served as a director of Texas Genco Holdings, Inc., an NYSE-listed former subsidiary of the Company, and as the chairman of its audit committee, from March 2003 until December 2004. He also previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group, a Houston based financial services firm from 1998 to 1999. From 1990 until 1999, he was employed by TEI, Inc., holding a variety of positions including, Chief Executive Officer, Chief Financial Officer and director. The Board determined that Mr. Campbell should be nominated for election as a director due to his experience as a senior corporate executive, his financial and accounting expertise, and his experience as director of several corporations, including service on the Board and Audit Committee Chairman of both Texas Genco Holdings, Inc. and the Company.

Milton Carroll, age 59, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman and founder of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He has served as a director of Halliburton Company since 2006 and Western Gas Holdings, LLC, general partner of Western Gas Partners, LP, since 2008. He has served as a director of Healthcare Service Corporation since 1998 and as its chairman since 2002. Mr. Carroll previously served as a director of EGL, Inc. from 2003 to 2007, DCP Midstream GP, LLC, general partner of DCP Midstream Partners, LP from 2005 to 2006, Devon Energy Corporation from 2003 to 2005 and Texas Eastern Products Pipeline Company, LLC, general partner of TEPPCO Partners, L.P. from 1997 to 2005. The Board determined that Mr. Carroll should be nominated for election as a director due to his extensive knowledge of the Company and its operations gained in over 17 years of service as a director of the Company, its predecessors and affiliates. The Board values Mr. Carroll’s knowledge of the oil and natural gas industries, board leadership skills and corporate governance expertise.

Derrill Cody, age 71, has been a director since 2003. Mr. Cody has been of counsel to the law firm of Tomlinson & O’Connell in Oklahoma City, Oklahoma since December 2005. Prior to that, he was of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma from 1990. From 2005 to 2007, Mr. Cody served as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP. He also previously served from 1989 to 2005 as a director of Texas Eastern Products Pipeline Company, LLC, general partner of TEPPCO Partners, L.P. and from 1987 to 1990 as Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company. The Board determined that Mr. Cody should be nominated for election as a director due to his substantial experience in the oil and gas industry as a lawyer, senior corporate executive and director in a variety of major energy-related corporations. The Board benefits from Mr. Cody’s expertise gained through service as a senior executive officer leading interstate natural gas pipeline companies.

Michael P. Johnson, age 62, has been a director since July 2008. Mr. Johnson is President and Chief Executive Officer of J&A Group, LLC, a management and business consulting company. He served from 2002 until his retirement in March 2008 as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly held natural gas producer, processor and transporter. Prior to joining the Williams Companies, he served in various executive capacities with Amoco Corporation, including vice president of human resources. He has served as a director of Patriot Coal Corporation since 2008, Buffalo Wild Wings, Inc. since 2006, and QuikTrip Corporation, a private company, since 2001. He also serves on the Oklahoma Advisory Board of Health Care Service Corporation and on the boards of several charitable organizations and foundations, including the Tiger Woods Foundation. The Board determined that

Mr. Johnson should be nominated for election as a director due to his extensive management and leadership experience as a senior executive officer of major international companies. The Board values Mr. Johnson’s knowledge of the oil and gas industry and expertise in corporate governance and human resources matters.

David M. McClanahan, age 60, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since 2002. He served as Vice Chairman of our predecessor company from October 2000 to September 2002 and as President and Chief Operating Officer of its Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of our predecessor company’s Houston Lighting & Power Company division from 1997 to 1999. He has served in various executive officer capacities with us since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association. The Board determined that Mr. McClanahan should be nominated for election as a director due to his extensive knowledge of the industry and the Company, its operations and people, gained in 38 years of service with the Company and its predecessors in positions of increasing responsibility. The Board benefits from Mr. McClanahan’s financial and accounting expertise and industry leadership.

Robert T. O’Connell, age 71, has been a director since 2004. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Chief Financial Officer from August 2000 to July 2001, and Senior Vice President Strategic Business Planning from August 1997 to July 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held various positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman and Chief Executive Officer of General Motors Acceptance Corporation from 1992 to 1994. He has served as a director of Gulfmark Offshore, Inc. since 2006 and as a Governor-appointed member of the Boston Finance Commission since 2003. The Board determined that Mr. O’Connell should be nominated for election as a director due to his financial expertise, experience as a senior executive and director of complex corporate organizations, and strategic business management expertise.

Susan O. Rheney, age 50, has been a director since July 2008. Ms. Rheney is a private investor. From 2002 until March 2010, she served as a director of Genesis Energy, Inc., the general partner of Genesis Energy, LP, a publicly traded limited partnership. From 2003 to 2005, she was a director of Cenveo, Inc. and served as chairman of the board from January to August 2005. She also served until 2001 as a principal with The Sterling Group, a private financial and investment organization. The Board determined that Ms. Rheney should be nominated for election as a director due to her financial management and accounting expertise and experience as a director of a mid-stream oil and gas company. The Board benefits from her experience implementing strategic and operational initiatives at a variety of firms.

R. A. Walker, age 53, has not previously served as a director of CenterPoint Energy. Mr. Walker is currently President and Chief

Operating Officer of Anadarko Petroleum Corporation, having joined the company in 2005 as Senior Vice President and Chief Financial Officer. He is a director of Temple-Inland, Inc. and Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner to Western Gas Partners, LP., having previously served as the Chairman of the Board of that company until 2009. Prior to joining Anadarko, Mr. Walker was a Managing Director for the Global Energy Group of UBS Investment Bank from 2003 to 2005. He previously served as President, Chief Financial Officer and a director of 3TEC Energy Corporation from 2000 to 2003. The board determined that Mr. Walker should be nominated for election as a director due to his extensive knowledge of the energy industry, experience as a director of public companies, merchant banking experience and his financial and executive management expertise, including experience as a president, chief operating officer, and chief financial officer.

Peter S. Wareing, age 58, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi, the Vice Chairman of the Board of Nordic Cold Storage, LLC, in Atlanta, Georgia and an officer and director of several other privately owned family entities. He also currently serves as a trustee of Texas Children’s Hospital in Houston. The Board determined that Mr. Wareing should be nominated for election as a director due to his expertise in financial, business and corporate strategy development matters. The Board also values his civic leadership and involvement in the Houston business community.

Your Board of Directors recommends a vote FOR each of the nominees.

Information about each of the continuing directors is set forth below.

Continuing Class III Directors — Term Expiring 2011	O. Holcombe Crosswell, age 69, has been a director since 1997 and was a director of NorAm Energy Corp. and the predecessor of a division of that company from 1986 until we acquired that company in 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas. He previously served as a director and as chairman of the Metropolitan Transit Authority of Harris County. The Board determined that Mr. Crosswell should serve as a director due to his real estate and investment expertise and his knowledge and experience of the natural gas and electric industry gained in over 23 years of service as a director of the Company and predecessor entities. The Board also benefits from his involvement in the Houston business community, and service on civic boards and charitable organizations.

Janiece M. Longoria, age 57, has been a director since 2005. Ms. Longoria is a partner in the law firm of Ogden, Gibson, Broocks & Longoria, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a commissioner of the Port of Houston Authority since 2002 and as a member of The University of Texas

System Board of Regents since February 2008. She previously served as the treasurer and a director of the Houston Convention Center Hotel Corporation from 1999 to 2004. The Board determined that Ms. Longoria should serve as a director due to her extensive legal and regulatory expertise, experience serving as a commissioner or in a similar oversight position on major governmental and civic organizations. The Board values her service on boards of charitable organizations and extensive community involvement.

Thomas F. Madison, age 74, has been a director since 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of one of our natural gas distribution units. He has served as a director of Valmont Industries, Inc. since 1987, Delaware Group of Funds since 1993, Digital River, Inc. since 1996, and Rimage Corporation since 2001. In February 2009, the Board waived for Mr. Madison the mandatory retirement age under our bylaws to allow him to complete his current term. The Board determined that Mr. Madison should serve as a director due to his extensive executive experience, including his prior service as an executive officer of major corporations, including as a chief executive officer, his public company board leadership and his corporate governance expertise.

Sherman M. Wolff, age 69, has been a director since 2007. Prior to his retirement in 2006, he served as executive vice president and chief operating officer of Health Care Service Corporation, which provides health and life insurance products and related services as Blue Cross Blue Shield of Texas, Illinois, New Mexico and Oklahoma. He held various positions with that company from 1991 until his retirement, including service as Chief Financial Officer. He currently serves as a director of Fort Dearborn Life Insurance Company, a subsidiary of Health Care Service Corporation. He previously served as a director of EGL, Inc. from 2006 to 2007. The Board determined that Mr. Wolff should serve as a director due to his financial and executive management expertise, including experience as a chief financial officer and chief operating officer of a major corporation.

Director Nomination Process	In assessing the qualifications of candidates for nomination as director, the Governance Committee and the Board consider, in addition to qualifications set forth in our bylaws, each potential nominee’s

• personal and professional integrity, experience, reputation and skills;

• ability and willingness to devote the time and effort necessary to be an effective board member; and

• commitment to act in the best interests of CenterPoint Energy and its shareholders.

Consideration is also given to the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations.

In addition, the Governance Committee and the Board take into account the desire that the directors possess a broad range of business experience, diversity, professional skills, geographic representation and other qualities they consider important in light of our business plan. The Governance Committee periodically reviews the overall composition of the Board, the skills represented by incumbent directors and the need for new directors to replace retiring directors or to expand the Board. In seeking new director candidates, the Governance Committee and the Board consider the skills, expertise and qualities that will be required to effectively oversee management of the business and affairs of the Company. The Governance Committee and the Board also considers the diversity of the Board in terms of the geographic, gender, age, and ethnic makeup of its members. The Board evaluates the makeup of its membership in the context of the Board as a whole, with the objective of recommending a group that can effectively work together using its diversity of experience to see that the Company is well-managed and represents the interests of the Company and its shareholders.

Mr. Walker’s nomination was initially recommended by individual members of the Governance Committee. Mr. Walker was then interviewed by an executive search firm retained by the Governance Committee for the purpose of identifying director candidates. The members of the Governance Committee discussed Mr. Walker’s background and qualifications and unanimously recommended to the Board that Mr. Walker be nominated for election at the annual meeting.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Corporate Secretary at the address indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Director Independence	The Board of Directors determined that Messrs. Campbell, Carroll, Cody, Crosswell, Johnson, Madison, O’Connell, Shannon, Wareing and Wolff and Mses. Longoria and Rheney are independent, within the meaning of the listing standards for general independence of the New York Stock Exchange. It is anticipated that the Board will also determine that Mr. Walker is independent within the meaning of these standards upon his election. Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of these three committees meet the applicable independence requirements. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence.

As contemplated by New York Stock Exchange Rules then in effect, the Board adopted categorical standards in 2004 to assist in making determinations of independence. Under the rules then in effect, relationships falling within the categorical standards were not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either

• the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions or

• the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of CenterPoint Energy’s gross revenue in any of the last three years.

In making its subjective determination that Messrs. Campbell, Carroll, Cody, Crosswell, Johnson, Madison, O’Connell, Shannon, Wareing and Wolff and Mses. Longoria and Rheney are independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each of the directors business and personal activities as they related to the Company and Company management. The Board considered the transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered that Mr. Carroll receives additional director compensation for serving as non-executive Chairman of the Board. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. The Board also considered a relationship in which a company on whose board Mr. Carroll serves as a non-employee director and non-executive chairman provides services to CenterPoint Energy. Mr. Carroll had no role in initiating the relationship with this service provider. Because the business relationship is of a nature and magnitude not requiring proxy statement disclosure under Securities and Exchange Commission rules, it falls within the categorical standards described above. The Board has concluded that these circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of CenterPoint Energy and its shareholders or otherwise compromise his independence.

Although the Board will not make its determination as to Mr. Walker’s independence until his election, the Board considered ordinary course transactions between the Company and Anadarko Petroleum Corporation, for which Mr. Walker serves as President and Chief Operating Officer. During 2009 subsidiaries of CenterPoint Energy purchased natural gas from and provided natural gas related transportation services to subsidiaries of Anadarko totaling approximately $45 million. These payments represent approximately one-half of one percent of the consolidated gross revenues for 2009 for each of the Company and Anadarko. Additionally, the Board considered that Company subsidiaries may purchase natural gas from and provide transportation services to Anadarko in the future. The Board believes that these transactions and relationships would not adversely affect Mr. Walker’s ability or willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Walker’s independence. These transactions were on standard terms and conditions, and Mr. Walker did not have any involvement in negotiating the terms of the purchases nor interest in the transactions.

Code of Ethics and Ethics and Compliance Code	We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, consisting of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders. In 2009, no waivers of our Code of Ethics or our Ethics and Compliance Code were granted.

Conflicts of Interest and Related Party Transactions	The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Our Ethics and Compliance Code provides that all directors, executive officers and other employees should avoid actual conflicts of interest as well as the appearance of a conflict of interest, and our Code of Ethics for Chief Executive Officer and Senior Financial Officers similarly obligates the employees covered by that Code of Ethics (our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller) to handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. Under our Ethics and Compliance Code, prior approval is required for any significant financial interest with suppliers, partners, subcontractors, or competitors. Any questionable situation is required to be disclosed to the Law Department or an employee’s direct manager. Pursuant to our Corporate Governance Guidelines and the Governance Committee Charter, the Board has delegated to the Governance Committee the responsibility for reviewing and resolving any issues with respect to related party transactions and conflicts of interests involving executive officers or directors of the Company or other related persons under the applicable rules of the Securities and Exchange Commission. The Company’s Corporate Governance Guidelines require that (i) each director shall promptly disclose to the Chairman any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters, and (ii) the Chairman shall promptly advise the Governance Committee of any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters.

The Office of the Corporate Secretary periodically gathers information from Directors and executive officers regarding matters involving potential conflicts of interest or related party transactions and provides that information to the Governance Committee for review. Directors and executive officers are also required to inform the Company immediately of any changes in the information provided concerning related party transactions that such director or executive officer or other related person was, or is proposed to be, a participant. In each case, the standard applied in approving the transaction is the best interests of CenterPoint Energy and its shareholders.

There were no related-party transactions in 2009 that were required to be reported pursuant to the applicable disclosure rules of the Securities and Exchange Commission.

Majority Voting in Director Elections	Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, contested elections occur where, as of a date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

• Incumbent director nominees must submit irrevocable resignations that become effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of shareholders at which such nominee faces re-election and (2) the Board accepts such resignation;

• Each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election or appointment as a director;

• Upon the failure of any nominee to receive the required vote, the Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

• The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

• The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our amended and restated bylaws and our Corporate Governance Guidelines can be found on our website at www.centerpointenergy.com.

Board Leadership	The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since the formation of the Company as a new holding company in 2002. The Board believes that the separation of the two roles provides, at present, the best balance of these important responsibilities with the Chairman directing board operations and leading the board in its oversight of management, and the Chief Executive Officer focusing on developing and implementing the Company’s board-approved strategic vision and managing its day-to-day business. The Board believes that the independent board chairman helps provide an opportunity for the Board members to provide more direct input to management in shaping the organization and strategy of the Company and strengthening the Board’s independent oversight of management.

The Board’s Role in Risk Oversight	The Board has ultimate oversight responsibility for the Company’s system of enterprise risk management as provided in the Corporate Governance Guidelines. The Board also approves overall corporate risk limits. Management is responsible for developing and implementing the Company’s program of enterprise risk management. Each board committee has responsibility for monitoring enterprise risks assigned to it by the Board under the Company’s enterprise risk management program. In addition, the Audit Committee reviews the risk management process developed and implemented by Company management. The Company’s Chief Risk Officer periodically reports to the Audit Committee concerning the Company’s risk management process and annually to the full Board concerning the major risks facing the Company and steps taken to mitigate those risks. A risk oversight committee, which is comprised of senior executives from across the Company, monitors and oversees compliance with the Company’s risk control policy. The Company’s Chief Risk Officer, who reports to the Chief Financial Officer, facilitates risk oversight committee meetings, and provides daily risk assessment and control oversight for commercial activities.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Board Organization and Committees; Other Governance Provisions	Your Board of Directors oversees the management of the business and affairs of our Company. The Board appoints committees to help carry out its duties. Last year, the Board met seven times and the committees met a total of 22 times. Each director attended more than 90% of the meetings of the Board of Directors and the committees on which he or she served. Mr. McClanahan does not serve on any committees. The following table sets forth the committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2009:

Strategic
	Audit	Compensation	Finance	Governance	Planning
Director	Committee	Committee	Committee	Committee	Committee
Donald R. Campbell	+	•		•
Milton Carroll				+	•
Derrill Cody		•		•	+
O. Holcombe Crosswell				•	•
Michael P. Johnson		•		•
Janiece M. Longoria	•		•		•
Thomas F. Madison		+		•
Robert T. O’Connell	•		+
Susan O. Rheney	•		•
Michael E. Shannon	•		•		•
Peter S. Wareing		•	•		•
Sherman M. Wolff	•	•	•
Number of Meetings Held in 2009	5	4	5	4	4

(+)	Denotes Chair.

Audit Committee	The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls, and our system of enterprise risk management. The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 59.

The Board of Directors has determined that Mr. Campbell is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

Compensation Committee	The primary responsibilities of the Compensation Committee are to oversee compensation for our senior officers, including salary and short term and long term incentive awards, administer incentive compensation plans, evaluate Chief Executive Officer performance and review management succession planning and development. For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 23 and for the report of the Compensation Committee concerning the Compensation Discussion and Analysis, see “Report of the Compensation Committee” on page 58.

Finance Committee	The primary responsibilities of the Finance Committee are to assist the Board in fulfilling its oversight responsibility with respect to the financial affairs of CenterPoint Energy and its subsidiaries. The Finance Committee reviews our financial objectives and policies, financing strategy and requirements, capital structure, and liquidity and related financial risk. The Finance Committee also reviews and makes recommendations to the Board regarding our dividend policy and actions, approves specific debt and equity offerings and other capital transactions within limits set by the Board, and reviews the capital structure, financing plans and credit exposures of our major subsidiaries.

Governance Committee	The primary responsibilities of the Governance Committee are to identify, evaluate and recommend, for the approval of the entire Board of Directors, potential nominees for election to the Board; recommend membership on standing committees of the Board; address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons”; oversee annual evaluations of the Board and management; review and recommend fee levels and other elements of compensation for non-employee directors; evaluate whether to accept a conditional resignation of an incumbent director who does not receive a majority vote in favor of election in an uncontested election; and establish, periodically review and recommend to the Board any changes to our Corporate Governance Guidelines. For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors” beginning on page 16.

Strategic Planning Committee	The primary responsibilities of the Strategic Planning Committee are to assist the Board in fulfilling its responsibilities to monitor the development of and ultimately approve the Company’s strategies and strategic plan.

Executive Sessions of the Board	Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent. An executive session is currently scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions.

Shareholder Communications with Directors	Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders	Directors are expected to attend annual meetings of shareholders. All directors attended the 2009 annual meeting.

Website Availability of Documents	CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee, Governance Committee, and Strategic Planning Committee, the Code of Ethics and the Ethics and Compliance Code can be found on our website at www.centerpointenergy.com. Unless specifically stated herein, documents and information on our website are not incorporated by reference in this proxy statement.

Compensation of Directors	The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors, including the Company’s non-executive Chairman of the Board. The Governance Committee retained Frederic W. Cook & Co., Inc. in 2008 to make an updated assessment of director compensation levels.

Directors receive a cash retainer and fees for attending meetings of the Board of Directors and each of its committees and are eligible to receive annual grants of our common stock under the Stock Plan for Outside Directors. Participation in a plan providing split-dollar life insurance coverage has been discontinued for directors commencing service after 2000. Certain directors who commenced service prior to 2004 also participated in a plan providing compensation after termination of service as a director. Benefit accruals under this plan ceased effective December 31, 2008.

Retainer and Meeting Fees	In 2009, each non-employee director received an annual retainer of $50,000. The current level of the cash retainer paid to directors was set in June 2004. Fees for attending meetings of the Board and each of its committees are set at $2,000 per meeting. In 2008, the supplemental retainers received by the Chairmen of the Audit Committee and Compensation Committee were increased to $15,000 and $10,000, respectively. The Chairmen of each of the Finance, Governance and Strategic Planning committees receive a supplemental annual retainer of $5,000 for service as committee chairman. Fees earned or paid in 2009 are set forth in the Fees Earned or Paid in Cash column of the Director Compensation Table on page 19.

Chairman’s Supplemental Retainer and Special Stock Awards	Mr. Carroll receives the compensation payable to other non-employee directors and a supplemental monthly retainer of $30,000 for serving as the non-executive Chairman of the Board. Mr. Carroll’s supplemental monthly retainer was last adjusted in October 2004. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. In addition, in connection with his agreement in 2007 to continue to serve in the position of Chairman through May 2010, Mr. Carroll received 25,000 shares of CenterPoint Energy common stock in May 2007, 2008, and 2009. In conjunction with his duties as non-executive Chairman of the Board, we also provide Mr. Carroll office space and administrative assistant services.

Stock Plan for Outside Directors	Under the Stock Plan for Outside Directors, each non-employee director may be granted an annual stock award of up to 5,000 shares of CenterPoint Energy common stock. The number of shares of common stock granted to non-employee directors is set by the Board annually. Each non-employee director serving as of May 1, 2009 received an award of 4,000 shares of common stock. Grants made under this plan vest in one-third increments on the first, second and third anniversaries of the grant date. Those shares fully vest in the event of the director’s death or upon a change in control (defined in substantially the same manner as in the change in control agreements for certain officers described in “Potential Payments upon Change in Control or Termination” beginning on page 51). Upon vesting of the shares, each director receives, in addition to the shares, a cash payment equal to the amount of dividend equivalents earned since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If the director is 70 years of age or older when he or she ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he or she leaves the Board. In addition to the annual grant, a non-employee director may receive a one-time grant of up to 5,000 shares of common stock upon commencing service as a director, subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants. The aggregate number of outstanding unvested stock awards is set forth in footnote (2) to the Director Compensation Table.

Deferred Compensation Plan	We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer, supplemental annual retainer for committee chairmanship and meeting fees. The supplemental monthly retainer for service as Chairman of the Board is not eligible for deferral under this plan. Interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

• an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 70;

• a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later; or

• 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Refer to “Rabbi Trust”

under “Potential Payments upon Change in Control or Termination” on page 56 for funding of the deferred compensation plan upon a change in control.

The amounts deferred by directors in 2009 are set forth in footnote (1) to the Director Compensation Table. The above market earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Outside Director Benefits Plan	Non-employee directors elected to the Board before 2004 participated in our outside director benefits plan. Participating directors accrued a cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service multiplied by the number of full years of service of the director. A full year of service means completion of service as a non-employee director from one annual meeting of shareholders to the following annual meeting of shareholders. Directors elected prior to January 1, 2004, which include Messrs. Carroll, Cody, Crosswell, Madison and Shannon, participated in this plan. In accordance with the transition rules under Section 409A of the Internal Revenue Code, the Board amended the plan to freeze future benefit accruals under the plan effective December 31, 2008 and to provide commencement of payments as of February 1, 2009. Each active director participating in this plan was given the opportunity to make a one-time irrevocable election by December 31, 2008 as to the payment form. Each active director elected a lump sum payment; therefore, all accrued benefits under the plan were paid to them on February 1, 2009. Please refer to footnote (4) to the Director Compensation Table.

Executive Life Insurance Plan	Non-employee directors who were elected to the Board before 2001 (Messrs. Carroll and Crosswell) participate in an executive life insurance plan. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Due to limits on the increases in the death benefit under this plan, the death benefit for the current eligible directors remains at $180,000. The annual premiums on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, the directors must recognize imputed income based upon the insurer’s one-year term rates. The director is also provided a tax gross-up payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the director. The applicable amounts are set forth in footnote (5) to the All Other Compensation column of the Director Compensation Table. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds.

Director Compensation Table

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2009 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the “Compensation of Directors” discussion immediately preceding this table.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock		Incentive Plan	Compensation	All Other
	in Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)

Donald R. Campbell	100,000	43,200	—	—	—	—	143,200
Milton Carroll	445,000	296,200	—	—	26,967	4,602	772,769
Derrill Cody	93,000	43,200	—	—	—	—	136,200
O. Holcombe Crosswell	80,000	43,200	—	—	38,416	10,548	172,164
Michael P. Johnson	80,000	43,200	—	—	—	—	123,200
Janiece M. Longoria	90,000	43,200	—	—	8,293	—	141,493
Thomas F. Madison	90,000	43,200	—	—	—	—	133,200
Robert T. O’Connell	89,000	43,200	—	—	—	—	132,200
Susan O. Rheney	84,000	43,200	—	—	—	—	127,200
Michael E. Shannon	97,000	43,200	—	—	—	—	140,200
Peter S. Wareing	90,000	43,200	—	—	11,576	—	144,776
Sherman M. Wolff	92,000	43,200	—	—	7,819	—	143,019

(1)	Includes annual retainer, supplemental retainer, Board meeting fees and Committee meeting fees for each director as more fully explained under “Compensation of Directors — Retainer and Meeting Fees” and “Compensation of Directors — Chairman’s Supplemental Retainer and Special Stock Awards” above.

Mr. Carroll’s supplemental retainer includes a supplemental monthly retainer of $30,000 for service as Chairman of the Board and a $5,000 supplemental annual retainer for serving as Chairman of the Governance Committee. Mr. Carroll elected to defer his annual retainer and his supplemental annual retainer for serving as Chairman of the Governance Committee during 2009.

Mr. Campbell received a supplemental annual retainer for serving as Chairman of the Audit Committee beginning in April 2009. Mr. Shannon received a supplemental annual retainer for serving as Chairman of the Audit Committee in 2009 until Mr. Campbell’s appointment in April. Messrs. Cody, Madison and O’Connell each received a supplemental annual retainer for serving as Chairman of the Strategic Planning, Compensation, and Finance Committees, respectively. Messrs. Wareing and Wolff elected to defer their meeting fees and annual retainer, and Mr. Crosswell elected to defer his annual retainer during 2009.

(2)	Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 as of the grant date. For purposes of the table above, the effects of estimated forfeitures are excluded. In May 2009, we issued Mr. Carroll 25,000 shares of CenterPoint Energy common stock pursuant to his May 2007 agreement with us. The value of the shares at issuance was based on the closing price of our common stock on the New York Stock Exchange Composite Tape of $10.12 on May 29, 2009.

Upon the recommendation of the Governance Committee, the Board granted each non-employee director 4,000 shares of common stock on May 1, 2009 under our Stock Plan for Outside Directors. The grant date fair value of the awards based on the average of the high and low market price of our common stock on the New York Stock Exchange Composite Tape was $10.80. At December 31, 2009, each of our non-employee directors had 7,999 unvested stock awards, except for (i) Mr. Wolff who had 6,666 unvested stock awards and (ii) Ms. Rheney and Mr. Johnson who each had 4,000 unvested stock awards.

(3)	The Board does not grant stock options or non-equity incentive plan compensation to non-employee directors.

(4)	Outside director benefits plan. Under the outside director benefits plan, non-employee directors elected to the Board before 2004 accrued a cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service multiplied by the number of full years of service as a director. A full year of service means completion of service from one annual meeting of shareholders to the following annual meeting. The Board amended the plan to freeze future benefit accruals under the plan effective December 31, 2008. In conjunction with the decision to freeze the director benefits plan, each director was granted a full year of service from the 2008 annual meeting of shareholders, as all participating directors would remain until the 2009 annual meeting of shareholders. The Board also amended the plan to provide commencement of benefit payments as of February 1, 2009. Each active director elected a lump sum payment of his or her benefit actuarially adjusted based on an interest rate of 4.52%, and all accrued benefits under the plan were paid to them in February 2009.

The actuarial present value of each director’s benefit as of December 31, 2009, is a negative amount equivalent to the distribution received during 2009. The following table sets forth the number of years of service credited and payments paid in February 2009 for each director in the plan:

		Present Value of
	Years of	Accrued
	Service	Benefit as of	Payments
Name	Through 2009	December 31, 2009 ($)	During 2009 ($)

Carroll	18	—	456,631
Cody	7	—	269,377
Crosswell	24 (a)	—	737,936
Madison	7	—	269,377
Shannon	7	—	269,377

(a)	Mr. Crosswell’s service includes service on the board of directors of NorAm Energy Corp., which we acquired in 1997, and the predecessor of a division of that company.

Deferred compensation plan.  In 2009, Messrs. Carroll, Crosswell, Wareing and Wolff and Ms. Longoria accrued above-market earnings on their deferred compensation account balances of $26,967, $38,416, $11,576, $7,819 and $8,293, respectively.

(5)	The following table sets forth the premium paid by CenterPoint Energy and the tax gross-up payments made to our directors who participated in the executive life insurance plan in 2009:

Director Compensation — All Other Compensation

	Split-Dollar Life	Paid Tax
Name	Insurance Premium ($)	Gross-Up ($)	Total ($)

Carroll	4,288	314	4,602
Crosswell	9,758	790	10,548

Stock Ownership

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers, and the executive officers and directors as a group. Information for the executive officers and directors is given as of March 1, 2010 except as otherwise indicated. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.

	Number of Shares of
	CenterPoint Energy
Name	Common Stock

Barrow, Hanley, Mewhinney & Strauss, LLC	31,596,633	(1)
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201
Northern Trust Corporation	25,906,507	(2)
50 South LaSalle Street
Chicago, Illinois 60603
Vanguard Windsor Funds — Vanguard Windsor II Fund	24,160,200	(3)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.	21,060,499	(4)
40 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.	19,996,263	(5)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Donald R. Campbell	20,001
Milton Carroll	90,001	(6)
Derrill Cody	26,001
O. Holcombe Crosswell	32,096	(7)
C. Gregory Harper	13,628	(8)
Michael P. Johnson	3,200
Janiece M. Longoria	14,670
Thomas F. Madison	18,501
David M. McClanahan	1,153,286	(8)(9)
Robert T. O’Connell	10,001
Susan O. Rheney	2,000
Scott E. Rozzell	430,080	(8)(9)
Michael E. Shannon	18,001
Thomas R. Standish	303,156	(7)(8)(9)
R. A. Walker	—
Peter S. Wareing	80,001	(10)
Gary L. Whitlock	361,821	(8)(9)
Sherman M. Wolff	7,334	(11)
All executive officers and directors as a group (18 persons)	2,583,778

(1)	This information is as of December 31, 2009 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2010 by Barrow, Hanley, Mewhinney & Strauss, LLC. This represents 8.09% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 2,924,420 shares of common stock, shared voting power for 28,672,213 shares of common stock and sole dispositive power for 31,596,633 shares of common stock.

(2)	This information is as of December 31, 2009 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010 by Northern Trust Corporation and certain of its subsidiaries. This represents 6.64% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 1,166,698 shares of common stock, shared voting power for 24,727,085 shares of common stock, sole dispositive power for 3,399,173 shares of common stock and shared dispositive power for 1,139,781 shares of common stock. CenterPoint Energy understands that the shares reported include 21,320,436 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(3)	This information is as of December 31, 2009 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2010 by Vanguard Windsor Funds — Vanguard Windsor II Fund. This represents 6.18% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 24,160,200 shares of common stock.

(4)	This information is as of December 31, 2009 and is based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc. This represents 5.39% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 21,060,499 shares of common stock, no shared voting power for shares of common stock and sole dispositive power for 21,060,499 shares of common stock.

(5)	This information is as of December 31, 2009 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2010 by The Vanguard Group, Inc. This represents 5.12% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power of 624,059 shares of common stock, sole dispositive power for 19,437,504 shares of common stock and shared dispositive power of 558,759 shares of common stock.

(6)	Includes 60,000 shares held in brokerage margin accounts or pledged to secure loans.

(7)	Includes shares held by spouse.

(8)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(9)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days of March 1, 2010 as follows: Mr. McClanahan, 562,241 shares; Mr. Rozzell, 230,669 shares; Mr. Standish, 149,260 shares; Mr. Whitlock, 178,919 shares; and the group, 1,121,089 shares. No stock options have been granted to Mr. Harper.

(10)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest.

(11)	Includes shares acquired subsequent to March 1, 2010 and shares held in trust for benefit of spouse of which Mr. Wolff is a trustee.

Compensation Discussion and Analysis

The following compensation discussion and analysis contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance objectives and associated achievement levels was formulated as of earlier dates and does not take into account subsequent developments. The objectives may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for exceptional performance, may be based on assumptions that differ from actual results.

Objective and Design of Executive Compensation Program

The objective of CenterPoint Energy’s executive compensation program is to enable us to recruit and retain highly qualified managerial talent by providing market-based levels of compensation. We also seek to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our business. To achieve our objective, we believe that our executive compensation program must be competitive with that of our peer companies and other likely competitors for executive talent.

To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in other companies. We believe annual measurement is generally appropriate, because the market itself is subject to variations over time as a result of changes within peer companies and the supply and demand for experienced executives. Once the market value for a position is determined, we compare the compensation levels of individual incumbents to these market values. The salary level and short term and long term incentive target percentages for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, tenure and individual performance.

In light of our focus on determining market value for each position, we do not employ analyses that compare compensation levels of our named executive officers with each other or with other employees within the Company. We recognize, however, that the compensation of our Chief Executive Officer, Mr. McClanahan, is substantially greater than the compensation of the other named executive officers. The differential in total compensation stems from Mr. McClanahan’s long tenure with CenterPoint and its predecessors and his participation in legacy benefit plans that are no longer available to newly-hired executives. For example, during most of his over 35 years of service with the Company, Mr. McClanahan has participated in our pension plan final average pay formula in which the benefit grows based on his years of service and final average pay. After 2008 the benefit under the final average pay formula was frozen and the benefit that an employee had under that formula was converted to a lump sum. For long-tenured employees such as Messrs. McClanahan and Standish, the accounting for this change resulted in an increase in the reported Change in Pension Value for 2009, which is shown in the Summary Compensation Table at page 34.

We define the major elements of compensation as base salary and short term and long term incentives. We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness.

We believe compensation programs can drive the behavior of employees covered by the programs, and accordingly we seek to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests. Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on subjective appraisals of individual performance. In other words, while compensation targets will to a large extent reflect the market, actual compensation will reflect CenterPoint Energy’s attainment of (or failure to attain) financial and operational performance objectives.

We maintain competitive benefit programs for our employees, including our named executive officers, with the objective of retaining their services. Our benefits reflect competitive practices at the time the benefit programs were implemented and, in some cases, reflect our desire to maintain similar benefits treatment for all employees in similar positions. To the extent possible, we structure these programs to deliver benefits in a manner that is tax efficient to both the recipient and CenterPoint Energy.

Role of Compensation Committee

The Compensation Committee of the Board of Directors oversees compensation for our named executive officers and other senior executives, including base salary and short term and long term incentive awards. The Committee also administers incentive compensation plans, evaluates our Chief Executive Officer’s performance and reviews management succession planning and development. The Board has determined that the members of the Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed under “Director Independence” on page 9.

Role of Consultant.  To assist in carrying out its responsibilities, the Committee retains a consultant to provide independent advice on executive compensation and to perform specific tasks as requested by the Committee. The consultant reports directly to the Committee, which pre-approves the scope of work and the fees charged. Since October 2006, Frederic W. Cook & Co., Inc. has served as consultant to the Committee. No other services were provided to us by Cook & Co. in 2009. From time to time, the Governance Committee of the Board of Directors also has retained Cook & Co. to provide independent advice on director compensation. Either committee may also direct the consultant to perform additional analyses or research related to compensation issues.

Decisions Made by the Compensation Committee.  At least annually, the Compensation Committee reviews and may recommend that the Board approve adjustments to base salary for our named executive officers. In addition, the Committee may adjust short term and long term incentive target compensation levels for the named executive officers to better align compensation with our market-based pay philosophy. In establishing individual incentive targets and awards, the Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own subjective assessment of the executive’s performance. In making these determinations, the Committee also takes into account our Chief Executive Officer’s performance evaluations of and recommendations regarding the other named executive officers.

Annually, the Committee directs Cook & Co. to review the base salary and short term and long term incentive levels of our most senior executives including the named executive officers. In order to ensure that our compensation programs are market-based, Cook & Co. analyzes and matches the position and responsibilities of each executive either to proxy statement data from a peer group of utility companies or to published compensation surveys covering both the utility industry and general industry. We do not consider geographical differences to be a relevant factor since we recruit on a national basis.

For 2009, the peer group for proxy statement data consisted of 14 publicly traded utility companies that derived approximately 70% of their income from regulated operations. The group included companies of similar scope and complexity to CenterPoint Energy that were comparable in terms of annual revenues and the value of ongoing operations. Included were: Ameren Corporation, Atmos Energy Corporation, Consolidated Edison, Inc., CMS Energy Corporation, DTE Energy Company, Duke Energy Corporation, FPL Group, Inc., NiSource Inc., Northeast Utilities, Pepco Holdings, Inc., PG&E Corporation, Pinnacle West Capital Corporation, Progress Energy, Inc. and Xcel Energy Inc.

For 2010, the peer group for proxy statement data was broadened to 17 publicly traded utility companies. The resulting peer group companies generate at least 70% of their income from regulated operations and are included in the S&P Utility Index. Ameren Corporation and FPL Group, Inc. were removed from the peer group used in 2009 because they no longer generate at least 70% of their income from regulated operations. Atmos Energy Corporation was removed as it is not in the S&P Utility Index. Six companies from the S&P Utility Index that generate at least 70% of their income from regulated operations were added to the peer group in 2010. These new entrants were American Electric Power, Integrys Energy Group, Inc., Scana Corporation, Southern Company, TECO Energy and Wisconsin Energy.

The resulting group of 17 companies is now identical to the panel of companies used for measuring our relative total shareholder return for purposes of valuing long term incentives as referenced on page 44. We believe the resulting group is aligned with our peers and competitors. We also believe the companies in a larger data set will be less subject to wide changes in compensation data. Prior to conducting its 2010 analysis, the Committee asked Cook & Co. to revalidate the proposed peer group. Cook & Co. revalidated the proposed peer group by comparing us to key financial metrics of the companies and recommended approval of the changes.

Role of Executive Officers

Of the named executive officers, only our Chief Executive Officer has a role in determining executive compensation policies and programs. Our Chief Executive Officer works with business unit and functional leaders along with our internal compensation staff to provide information to the Committee to help ensure that all elements of compensation support our business strategy and goals. Our Chief Executive Officer reviews internally developed materials before they are furnished to the Committee.

Our Chief Executive Officer reviews and recommends specific Company performance metrics to be used in short and long term incentive plans. Our Chief Executive Officer works with the various business units and functional departments and with our Corporate Financial Planning and Performance Department to develop these metrics, which are then presented to the Committee for its consideration and approval.

Our Chief Executive Officer reviews and recommends changes to the peer companies used for compensation purposes using internal analyses of revenue and the percentage of income from regulated operations. These recommendations are then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Committee, our Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short term and long term incentive levels for the other named executive officers. Our Chief Executive Officer also recommends payment amounts for the non-formulaic portion of the other executive officers’ short term incentive plan awards. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to CenterPoint Energy, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Review of Elements of Compensation

Compensation Philosophy.  As indicated above, we seek to provide compensation that is competitive, both in total level and in individual components, with the companies we believe are our peers and other likely competitors for executive talent. By competitive, we mean that total compensation and each element of compensation corresponds to a market-determined range. Competitive compensation is normally sufficient to attract executive talent to the Company. Competitive compensation also makes it less likely that executive talent will be lured away by higher compensation to perform a similar role with a similarly-sized competitor. We also believe that a substantial portion of compensation for executives should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the executive accomplish goals established by the Committee. We expect senior level executives, including the named executive officers, to have a higher percentage of their total compensation at risk. By this means, we seek to align each of our named executive officers with the short and long term performance objectives of CenterPoint Energy and with the interests of our shareholders. The size of “at risk” compensation is expressed as a percentage of base salary.

Base Salary.  Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the talent necessary for our continued success and provides an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract the executives from the performance of their responsibilities. Our intent is that base salary for our most senior executives, including the named executive officers, will be positioned near the 50th percentile of base salaries in the comparable competitive market.

Annual adjustments to base salary primarily reflect either changes or responses to changes in market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed. Changes in base salary impact short and long term incentive payouts, as well as some benefits.

A newly named executive or an executive whose responsibilities have significantly increased may be moved to the market median (50th percentile) over several years. Decreases in base salary are rare. It is considered a preferred human resources practice to freeze base salary over several years rather than reduce base salary if a named executive officer’s level of responsibility has been decreased or market data for the job has declined.

The Compensation Committee did not increase the base salaries for our named executive officers in 2009 in response to the uncertainty in the financial and credit markets and in consideration of the fact that many companies were reducing or eliminating base pay increases in light of the recession.

Short Term Incentives.  Our short term incentive plan provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy and the individual’s business unit, as well as to recognize the employee’s performance during the year. The target for each employee is expressed as a percentage of base salary earned during the year.

The Compensation Committee determines each named executive officer’s short term incentive target by taking into account the market analysis performed annually by the consultant as described above and recommendations from the Chief Executive Officer for officers other than himself. Named executive officers, who are expected to have a greater percentage of total pay at risk, have higher incentive targets. There were no changes in short term incentive targets for our named executive officers for 2009 as shown in the table on page 30 in the column Short Term Incentive Target %.

The achievement of performance objectives, which the Committee establishes and approves annually, is used to determine the funding of the short term incentive plan for the year. For each performance objective, a target performance level is established at the beginning of the year. If actual performance is achieved at that target level, the plan is funded at 100% for that performance objective. A threshold level of achievement is also established for the performance objective. Achievement must meet at least the threshold level for any funding to be provided on that performance objective. At the threshold level, funding for that performance objective is 50% of the target amount. Similarly, a maximum level of performance is established for each performance objective, which results in funding for that objective at 150% of the target amount if the maximum level of performance is achieved. An exceptional achievement level is established at 200% of target for performance objectives related to core operating income. Linear interpolation is used to determine funding for performance between achievement levels. The maximum funded amount under the plan is limited based on the percentage achievement level of the applicable performance objectives and the base salary earned multiplied by his or her short term incentive target.

The Committee establishes and approves the specific performance objectives based on possible objectives included in the plan, which was last approved by shareholders in 2006. Performance objectives are based on company and business unit financial and operational factors determined to be critical to achieving our desired business plans. Performance objectives are designed to reflect goals and objectives to be accomplished over a 12-month measurement period; therefore, incentive opportunities under the plan are not impacted by compensation amounts earned in prior years. At the end of the year, the Committee compares the actual results to the pre-established performance objectives and certifies the extent to which the objectives are achieved for funding the incentive plan.

Because an important component of our business plan is successful financial performance, the primary performance objectives for 2009 were based on core operating income. “Core operating income” is our reported operating income adjusted to reflect what we consider to be our core operational business performance in the period being measured. The adjustments made to our reported operating income to arrive at our core operating income are detailed at page 39.

For 2009, our Chief Executive Officer’s only performance objective was achievement of our targeted core operating income. Performance objectives for each of the other named executive officers were based on a matrix of performance objectives for the Company as a whole and for the various business units. Business unit performance objectives include (i) achieving specified levels of core operating income for the business unit, (ii) achieving specified levels of modified cash flow for the business unit, (iii) controlling expenditures and (iv) non-financial operational performance objectives such as reliability indices, safety-related incident rates, customer satisfaction ratings, progress or completion of projects and other objectives relating to the services provided by CenterPoint Energy.

Additional detail regarding targets and specific performance objectives for our named executive officers for 2009 and an example of the funding and distribution calculation are provided following the Grants of Plan-Based Awards for Fiscal 2009 table under Non-Equity Incentive Plan Awards beginning on page 38.

The short term incentive plan includes a formulaic payment equal to 50% of the funding of the plan. The Committee exercises discretion in determining all distributions above the formulaic amount for the named executive officers, but performance awards cannot exceed the funded amount under the plan. The Committee only exercises discretion with respect to performance awards in excess of the formulaic amount but less than the full funding of the plan for named executive officers. In exercising its discretion, the Committee may assess an individual executive’s contribution to the achievement of the performance objectives, as well as any special circumstances that may justify the amount awarded. The Committee also considers the input of our Chief Executive Officer on the amount to be awarded to each of the other named executive officers. The maximum funding amount under the plan is 200% of target for Mr. McClanahan, 180% of target for Messrs. Whitlock and Rozzell, 173% of target for Mr. Standish and 182% of target for Mr. Harper. The maximum award a named executive may receive is 200% of target. The Committee has discretion to pay awards that are not tied to performance objectives. Any amount paid in excess of the funded amount is reported as a bonus instead of non-equity incentive plan compensation.

The scaling of target levels necessary to achieve threshold, target, maximum and exceptional performance is based on an assessment of expected business performance during the measurement period. Over a period of years, if we achieve expected business performance, the short term incentive program should pay out at target levels. In order for a program to be motivational, there should be a high likelihood of achieving at least threshold performance in a given year. Also in a given year, we believe there should be a reasonable likelihood of achieving target performance. In order to create additional incentive for exceptional performance, funding for short term incentive goals related to core operating income can reach 200% of target, but it is not expected that this level of funding would be triggered in most years.

The short term incentive awards with respect to 2009 are described in the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 37 and the discussion following the table. Based on the Committee’s assessment of their individual contributions, the Committee authorized awards to each of the named executive officers equal to their respective funded amounts. These awards, expressed as a percentage of their individual target awards, were 90% for Mr. McClanahan, 115% for Messrs. Whitlock and Rozzell, 129% for Mr. Standish, and 110% for Mr. Harper.

Effective January 1, 2010, the Compensation Committee revised the terms of the short term incentive plan for participants who are or become “retirement eligible” (age 55 with five years of service) during the year. Retirement eligible participants who terminate employment will receive a short term incentive payment, if any, under the short term incentive plan based on the actual achievement of the applicable performance objectives, pro-rated for the period of employment during the calendar year. By contrast, prior years’ short term incentive awards, including those for 2009, provided that retirement eligible participants received a pro-rated payment upon separation from service based on the target achievement level of the applicable performance objective.

Long Term Incentives.  We provide a long term incentive plan in which each of our executive officers, including our named executive officers, and certain other management-level employees participate. At our 2009 annual meeting, stockholders approved the CenterPoint Energy, Inc. 2009 Long Term Incentive Plan, the terms of which are substantially similar to the prior long term incentive plan. Awards made in February 2009 were made under the prior long term incentive plan. Our long term incentive plan is designed to reward participants for sustained improvements in CenterPoint Energy’s financial performance and increases in the value of our common stock and dividends over an extended period.

The Committee authorizes grants annually at a regularly scheduled meeting during the first quarter of the year. Grants can be made from a variety of award types authorized under our long term incentive plan. In recent years, we have emphasized performance-based shares, with the primary performance objective being our total shareholder return compared to that of a subset of the S&P Utility Index comprised of 17 companies (not including CenterPoint Energy) that generate at least 70% of their income from regulated operations. We refer to this group of companies as the regulated utility subset of the S&P Utility Index.

For the 2009-2011 award, this subset included in addition to CenterPoint Energy, Ameren Corporation, American Electric Power Company, CMS Energy Corporation, Consolidated Edison, Inc., DTE Energy Company, Duke Energy Corporation, FirstEnergy Corporation, FPL Group, Inc., Nicor Inc., NiSource Inc., Pepco Holdings, Inc., PG&E Corporation, Pinnacle West Capital Corporation, Progress Energy, Inc., Southern Company, TECO Energy, Inc. and Xcel Energy Inc.

For the 2010-2012 award, Ameren Corporation, First Energy Corporation, FPL Group and NICOR Inc. were removed from the group because they no longer generate at least 70% of their income from regulated operations. Integrys Energy Group Inc., Scana Corporation and Wisconsin Energy were added as they were new entrants to the S&P Utility Index, and they generate at least 70% of their income from regulated operations. Northeast Utilities was added because they were an existing member of the S&P Utility index, and their percentage of income from regulated operations now meets the 70% threshold.

We have also made stock awards which vest based on continued service over a three-year period and the achievement of a performance goal based on the level of dividends declared over the vesting period. Over a period of years, if we achieve expected business performance, the long term incentive plan should pay out at target levels.

A three-year performance period is used for grants under the long term incentive plan for several reasons. A three-to-five year period is a typical performance measurement period for this type of compensation element, and a three-year period is what we have traditionally used. Three years is of sufficient duration so that high or low performance in one year should neither guarantee nor preclude a payout. Three years’ duration also helps assure participants that their performance will influence a payout during the measurement period. As a result of the three-year performance periods, in any given year each named executive officer generally has outstanding grants covering three concurrent periods.

On February 18, 2009, the Committee authorized awards as shown in the columns captioned Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 37. The Committee set a target percentage of each named executive officer’s base salary that was consistent with our objective of targeting the market median compensation level as described above. The target award levels for 2009 were increased in some cases to address shortfalls in compensation levels relative to market data and to advance the retention and motivational objectives of our compensation program. Vesting and payout of the performance shares will be determined based on the level of achievement of each performance objective over the three-year cycle of January 2009 through December 2011. For additional detail regarding the grants, see the discussion following the Grants of Plan-Based Awards for Fiscal Year 2009 table under Equity Incentive Plan Awards — Long Term Incentive Plan Awards Granted in February 2009 beginning on page 43.

Long term incentive compensation is allocated between performance shares and stock awards on a 70% and 30% basis, respectively. This allocation provides what the Committee considers to be an appropriate blend of grants, as supported by Cook & Co.’s analysis. Our performance share awards were made in three separate, equal grants, with the payout opportunity for each grant based on a different performance objective. The first is based on total shareholder return over the three-year performance cycle as compared to that of the 17 other companies included in the regulated utility subset of the S&P Utility Index described above, the second is based on achieving our modified cash flow goal and the third is based on improvement in our core operating income over the three-year performance cycle.

Total shareholder return is a widely utilized metric that captures stock price appreciation and dividend yield. By comparing CenterPoint Energy’s total shareholder return to the other companies included in the regulated utility subset of the S&P Utility Index, threshold payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy at the 40th percentile within this group (tenth out of the 18 company peer group that includes CenterPoint Energy). Maximum payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy in the third position or higher within the group. Linear interpolation is used to reward performance between threshold and maximum. We intend for the total shareholder return measure to provide a reasonable chance of threshold performance, thus enhancing the motivational effects of the plan, while requiring a rank in the top three companies for maximum payout. We believe the regulated utility subset of the S&P Utility Index is a reasonable proxy for the universe of companies engaged in businesses similar to ours.

The Committee established achievement of core operating income and modified cash flow, as compared with our targeted performance reflected in our five-year plan at the time these awards were made, as two other performance objectives for long term incentive awards made in 2009 as well as 2010. As in the case of core operating income for our short term incentive awards, we calculate these measures from our reported financial results, adjusted for certain factors to reflect what we consider to be our true operational performance over the performance cycle. Both of these were adopted as performance objectives because they measure our degree of success in the achievement of our business plan. We intend that the objectives will provide a reasonable chance of achieving threshold performance, thus enhancing the motivational effects of the plan, while requiring significant income growth for maximum payout. For a detailed description of the calculation of core operating income and modified cash flow, see page 38.

If actual achievement for the performance objective under an award does not meet at least the threshold level, the Compensation Committee will not approve a distribution under the plan related to that award. If a performance objective meets or exceeds the threshold level, the Committee may approve a payout ranging from 50% to 150% of target based on actual achievement level.

The February 18, 2009 awards shown in the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 37 also include stock awards. Vesting of these awards requires continuous service through the February 18, 2012 vesting date and a performance objective of declaring a minimum of $2.28 per share in cash dividends on CenterPoint Energy common stock during the three-year vesting period.

Payments of both the performance share awards and the stock awards will be made in the form of shares equal in number to the shares covered by the award multiplied by the achievement percentage, if applicable, subject to withholding to satisfy tax obligations. Please refer to “Potential Payments Upon Change in Control or Termination” for the impact of a change in control or termination of employment on outstanding grants.

Both the performance shares and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the shares which are vested are paid in cash when the vested shares are distributed.

In addition, the Compensation Committee revised the terms of the performance share awards and stock awards for participants who are or become “retirement eligible” (age 55 with five years of service) during the performance period. The terms of the 2009 performance share and stock awards provide that retirement eligible participants who terminate employment will receive a payment under the award, if any, based on the actual achievement of the applicable performance objective at the end of the performance period or vesting period, respectively, with any such amount pro-rated for the period of their employment during that period. The 2009 performance share and stock awards also provide that upon termination for cause, no benefits are payable under the award agreements. By contrast, prior years’ performance and stock awards provided that retirement eligible participants received a payment upon separation from service based on the target achievement level regardless of the actual results of the performance objectives, pro-rated for the period of their employment during the period.

Changes in 2009 to Compensation.  During 2009, the Committee reviewed but did not change the base salary and short term incentive target of the named executives. The Committee did approve changes to the long term incentive target of the named executives other than Messrs. McClanahan and Harper. For 2009, base salaries, short term incentive and long term incentive targets for the named executives were as follows:

	Base Salary	Short Term Incentive
	effective 04/01/09	Target % as of 01/01/09	Long Term Incentive
Name	(No change)	(No change)	Target % as of 01/01/09

David M. McClanahan	$1,060,000	100% of base salary	200% (No change)
Gary L. Whitlock	$505,000	75% of base salary	Increase from 135% to 140% of base salary
Scott E. Rozzell	$475,000	75% of base salary	Increase from 135% to 140% of base salary
Thomas R. Standish	$457,000	75% of base salary	Increase from 135% to 140% of base salary
C. Gregory Harper	$340,000	70% of base salary	90% of base salary (No change)

The 2009 adjustments to long term incentive targets primarily reflect either changes in market data for the executive’s position or the increased experience level and individual contribution of the executive. The Committee reviews each element of compensation annually to improve alignment with stated compensation objectives. In its review, the Committee also takes into consideration whether any incentive compensation target or performance objective could lead to a decision by an executive to take an inappropriate level of risk for the Company.

Effective April 1, 2010, base salaries for named executive officers will increase to the following amounts: Mr. McClanahan, $1,100,000; Mr. Whitlock, $525,000; Mr. Rozzell, $490,000; Mr. Standish, $472,000 and Mr. Harper, $355,000. For 2010, there are no changes in the short term incentive or long term incentive targets for the named executive officers.

Equity Award Practices

Under our newly approved long term incentive plan, our practice is to price annual grants of equity awards at the closing market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants. This practice is in accordance with the terms of our long term incentive plan. In recent years, long term incentive grants made other than at the time of the annual grants have been provided to new employees only. These types of grants are approved by the Compensation Committee or, with respect to our non-executive officers, a Special Stock Award Committee, which consists of our Chief Executive Officer and the Chairman of the Compensation Committee.

We do not have a practice of timing grants in coordination with the release of material information or timing grants to enhance the value of stock options to optionees. We have not granted stock options since 2004.

Recoupment of Awards

The Board has implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

Stock Ownership Guidelines

With the approval of the Compensation Committee, we have established executive stock ownership guidelines applicable to our named executive officers and all other officers. The guidelines indicate that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of four times base salary, and the other named executive officers should own CenterPoint Energy common stock having a market value of three times their respective base salaries. For purposes of the guidelines, the ownership requirement is determined based on the executive’s base salary at the time he or she becomes covered by the guidelines or at the time of promotion to a higher level covered by the guidelines. The base salary multiple is converted to a fixed number of shares (rounded to the nearest 100 shares) using the prior 365-day average closing price of our common stock as reported by the New York Stock Exchange.

In addition to shares owned outright, equivalent shares held in our savings plan, unvested stock awards and the target number of performance-based shares from the long term incentive plan and shares held in trust are counted towards the guidelines. Until the designated ownership level is reached, the guidelines suggest that the officer retain at least 50% of the after-tax shares delivered through the long term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Newly hired or recently promoted officers are given a reasonable period of time to comply with these guidelines. The Committee reviews the officer’s stock holdings annually to monitor compliance with these guidelines.

The stock ownership guidelines were established at their current levels in 2005 by the Board of Directors on the recommendation of the Compensation Committee. The Committee took into consideration a consultant’s survey report of proxy disclosure data relating to stock ownership guidelines at the largest 250 companies, by market capitalization, in the S&P 500 Index. Guideline levels of four times salary for the Chief Executive Officer and three times salary for other executive officers were established as appropriate to achieve the objective of ensuring that the executives’ interests are appropriately aligned with shareholders’ interests for CenterPoint Energy common stock. In setting these guidelines the Committee took into consideration the character of CenterPoint Energy common stock as a relatively low volatility stock primarily driven by dividend yield. Although we do not conduct formal benchmarking studies of ownership guidelines, the ownership guidelines and the administration of the program are reviewed annually by the Compensation Committee with advice from the Committee’s consultant.

We also have a policy prohibiting all officers, as well as our directors, from hedging the risk of stock ownership. This policy is part of our insider trading policy.

Review of Tally Sheets

At least annually (with the most recent version covering 2009 presented in January 2010), the Committee reviews tally sheets for each of the named executive officers. Tally sheets are provided to the Committee to show how various compensation and benefits amounts are interrelated and how changes in one component of compensation impact other components and to enable Committee members to quantify amounts payable upon various termination scenarios. Tally sheets provide the Committee the following compensation and benefit data:

•	Base salary;

•	Short term incentive compensation (target value approved in 2009 and amount paid in 2009);

•	Long term incentive compensation (threshold, target and maximum levels granted in 2009, in addition to other outstanding equity grants in 2009 plus amount distributed in 2009);

•	Value of in-the-money stock options;

•	Value of retirement benefits, including nonqualified benefits and retiree medical benefits as of December 31, 2009 and at ages 60, 62 and 65;

•	Value of savings plan company match and earnings, including nonqualified benefits as of December 31, 2009 and at ages 60, 62 and 65;

•	Cumulative interest earned on nonqualified deferred compensation plans as of December 31, 2009, including above-market earnings;

•	Other income and benefits earned in 2009, such as dividends paid and company costs associated with the executive life insurance plan;

•	Value of beneficiary’s benefits at death of the executive at ages 60, 62 and 65 under the executive benefit plan;

•	Benefits or payments that would be received upon a change in control or within two years of a change in control, including tax gross-ups for estimated excise taxes due under Sections 4999 and 280G of the Internal Revenue Code as if the change in control occurred on December 31, 2009;

•	Benefits or payments that would be received upon other termination of employment scenarios, such as death, disability, voluntary termination, involuntary termination for cause and resignation without good reason as of December 31, 2009; and

•	Business travel and expenses incurred in 2009.

Change in Control

In December 2008, the Board adopted change in control agreements for certain executives, including each of the named executive officers, that were substantially similar to agreements that were already in place. The agreements were slightly modified to comply with the final regulations under Section 409A of the Internal Revenue Code and closely reflect comparable terms to similar agreements in place at our peer companies. These agreements are intended to help ensure the executives’ continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements. The agreements are for a one-year term but renew automatically each year unless action is taken by the Board to modify or terminate them. In December 2009, the agreements automatically renewed for an additional year. In order to be eligible for benefits, the executive’s employment must be terminated following a change in control so that these agreements are subject to a “double trigger.” The Board has also determined that it will no longer include an excise tax gross-up payment in new and materially amended change in control agreements with our named executive officers. For a more detailed discussion, refer to “Potential Payments upon Change in Control or Termination” on page 51.

To provide additional assurance of the payment of benefits in the event of a change in control, we have established a rabbi trust. Please refer to “Rabbi Trust” under “Potential Payments Upon Change in Control or Termination” on page 56.

Benefits

We have maintained a defined benefit plan for eligible employees since 1953 to help employees provide for retirement and to attract and retain employees. In addition, we maintain a benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to annual limits imposed by the Internal Revenue Code. Changes in base salary and/or short term incentive compensation affect benefits payable under the retirement plan and the benefit restoration plan. A description of the retirement plan and benefit restoration plan begins under “Pension Benefits” on page 47. The present value of the accumulated benefits under the plans for each named executive officer is set forth in the Pension Benefits table on page 48.

We also maintain a savings plan designed to encourage all employees to help provide for their own retirement and to attract and retain employees. Our savings restoration plan is a nonqualified plan that provides for matching contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of the savings plan and the savings restoration plan. A description of the savings plan and the savings restoration plan begins on page 49. Matching contributions to the plans for the named executive officers are included in the footnote to the All Other Compensation column of the Summary Compensation Table.

The named executive officers may defer salary and short term incentive compensation under our deferred compensation plan. A description of the plan begins on page 50. The above-market portion of the 2009 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

We also maintain an executive benefits plan for certain executives who were employed as of July 1, 1996 that provides death benefits. In 1996, we determined this benefit was no longer competitive in the market and consequently froze entry into this plan at that time. Only two of our named executive officers participate in this plan. See footnote 8(f) to the Summary Compensation Table for a description of the plan and the estimated aggregate incremental benefit during 2009.

We also have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for designated executives who were employed as of December 31, 2001. The purpose of this plan is to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. See footnote 8(e) to the Summary Compensation Table for a description of the plan.

We do not consider perquisites to be a significant element of compensation.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers, unless the compensation meets rules qualifying it as performance-based compensation. Generally, we intend to structure our compensation programs in a manner that maximizes tax deductibility. The Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation in a way that may not meet the requirements for performance-based compensation under Section 162(m). Currently, payments to a company’s chief financial officer are not subject to the limitations of Section 162(m).

Our change in control agreements described above provide a gross-up payment to cover any excise tax an executive is determined to owe on an “excess parachute payment”; however, the Board has determined that it will no longer include excise tax gross-up payment provisions in new and materially amended change in control agreements with our named executive officers. The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax. For additional discussion, refer to “Potential Payments upon Change in Control or Termination” on page 51.

Section 409A of the Internal Revenue Code made significant changes in the taxation of nonqualified deferred compensation arrangements. As applicable, our executive plans and agreements that are subject to Section 409A have been amended to comply with Section 409A as discussed more fully under each particular plan.

Executive Compensation Tables

The following tables show compensation information for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the one-year periods ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	Total ($)

David M. McClanahan	2009	1,060,000	—	2,119,970	—	954,000	3,022,798	461,769	7,618,537
President and Chief	2008	1,052,500	—	2,058,980	—	1,578,750	1,541,022	257,519	6,488,771
Executive Officer	2007	1,017,500	—	1,959,602	—	1,400,000	144,056	237,087	4,758,245
Gary L. Whitlock	2009	505,000	—	707,195	—	435,563	74,806	106,081	1,828,645
Executive Vice	2008	497,500	—	682,251	—	604,463	34,523	105,402	1,924,139
President and Chief Financial Officer	2007	467,500	—	556,767	—	420,500	31,103	92,390	1,568,260
Scott E. Rozzell	2009	475,000	—	665,339	—	409,688	71,819	98,358	1,720,204
Executive Vice	2008	467,500	—	640,640	—	568,013	33,345	97,761	1,807,259
President, General Counsel and Corporate Secretary	2007	440,000	—	531,294	—	395,800	29,545	85,906	1,482,545
Thomas R. Standish	2009	457,000	—	640,375	—	442,147	721,048	189,216	2,449,786
Senior Vice	2008	448,000	84,000	616,031	—	420,000	421,768	99,751	2,089,550
President and Group President, Regulated Operations	2007	417,000	—	405,749	—	372,799	222,444	74,703	1,492,695
C. Gregory Harper(1)	2009	340,000	—	306,153	—	261,800	14,008	20,921	942,882
Senior Vice	2008	21,893	200,000	635,000	—	—	540	1,225	858,658
President and Group President, Pipelines and Field Services

(1)	Upon beginning employment with the Company in December 2008, Mr. Harper was paid a cash bonus of $200,000 and was awarded 50,000 shares of stock, a third of which vest annually contingent on his continued employment with the Company.

(2)	The named executive officers did not receive base salary increases in 2009. The differences in base salaries between 2009 and 2008 for Messrs. McClanahan, Whitlock, Rozzell and Standish are due to the fact that increases in base salary for 2008 did not become effective until April 1, 2008. Mr. Harper began employment with the Company in December 2008 at an annual salary of $340,000.

(3)	The 2008 bonus to Mr. Standish was in recognition of his leadership in restoring service when Hurricane Ike struck the Houston area in 2008. This amount represented a discretionary payment above the amount earned pursuant to achieved performance objectives under our short term incentive plan.

(4)	Reported amounts in the table above represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 based on the target achievement level of the underlying performance conditions as of the grant date. Previously reported amounts for the years ended December 31, 2008 and 2007 have been restated in this regard. For purposes of the tables above and below, the effects of estimated forfeitures are excluded. Please also refer to the Grants of Plan-Based Awards for Fiscal Year 2009 table and accompanying footnotes.

The maximum value of stock awards assuming the highest achievement level of the performance conditions is as follows:

		Maximum Value of
		Stock Awards
Name	Year	($)

McClanahan	2009	2,862,003
	2008	2,779,700
	2007	2,645,553
Whitlock	2009	954,601
	2008	920,966
	2007	751,454
Rozzell	2009	898,028
	2008	864,710
	2007	716,883
Standish	2009	864,308
	2008	831,646
	2007	547,670
Harper	2009	413,276

(5)	CenterPoint Energy has not granted stock options since 2004.

(6)	Non-Equity Incentive Plan Compensation represents short term incentive awards earned with respect to performance in the designated year and paid in the following year. For more information on the 2009 short term incentive awards, refer to the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 37 and the accompanying footnotes.

(7)	The two components of the 2009 Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

		Above Market
	Change in	Earnings on Nonqualified
	Pension Value	Deferred Compensation	Total
Name	($)(a)	($)(b)	($)

McClanahan	2,957,413	65,385	3,022,798
Whitlock	74,613	193	74,806
Rozzell	71,819	—	71,819
Standish	704,082	16,966	721,048
Harper	14,008	—	14,008

(a)	The Change in Pension Value is the difference in the present value of accumulated benefits under our retirement plan and the related benefit restoration plans from December 31, 2008 to December 31, 2009. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2008 assumed a discount rate of 6.9% and lump sum conversion interest rates of 5.9%, 6.65% and 6.9% for benefits paid within the first 5 years, 5th through 20th years, and all remaining years, respectively. The present value as of December 31, 2009 assumed a discount rate of 5.7% and lump sum conversion interest rates of 4.7%, 5.45% and 5.7% for benefits paid within the first 5 years, 5th through 20th years, and all remaining years, respectively.

The significant Change in Pension Value for Messrs. McClanahan and Standish from 2008 to 2009 is primarily due to:

(i)	the change to plan design that was effective as of January 1, 2009 as a result of freezing the final average pay benefit formula and converting the accumulated benefit to a lump sum value using a conversion interest rate of 4.52% and adding interest at 4% on the lump sum amount. The present value of accumulated benefit calculated as of December 31, 2008 did not reflect the new plan design.

(ii)	the 2009 discount rates used in the present value accumulated benefit calculations and the lump sum calculations (as required under FASB ASC Topic 715) were lower than the rates used for 2008, resulting in increases in the present value of accrued benefits. These lower discount rates also impacted the present value of accumulated benefits in 2009 for Messrs. Whitlock, Rozzell and Harper.

Refer to the narrative accompanying the Pension Benefits table on page 48 for a more detailed discussion of the present value calculation.

(b)	Above Market Earnings consist of the amounts that exceed 120% of the applicable federal long-term rate at the time the interest rate was set. In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 deferred compensation plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(8)	The following table sets forth the elements of All Other Compensation for 2009:

					Annual
					Value of
					Executive
		Contributions to	Contributions to		(Death)
		Vested and	Vested and		Benefit
		Unvested Defined	Unvested Defined		Plan
	Tax	Contribution Plans	Contribution Plans	Insurance	(change in
	Reimbursements	(qualified)	(nonqualified)	Premiums	PVAB)	Total All Other
Name(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	Compensation ($)

McClanahan	3,188	14,700	143,625	76,638	223,618	461,769
Whitlock	1,519	14,700	51,868	37,994	—	106,081
Rozzell	1,428	14,700	47,881	34,349	—	98,358
Standish	1,248	14,700	42,960	30,491	99,817	189,216
Harper	—	14,700	4,476	1,745	—	20,921

(a)	None of the named executive officers received perquisites valued in excess of $10,000.

(b)	The tax reimbursement amounts shown are gross-up payments equal to the after-tax cost of imputed income that the named executive officers are required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The gross-up payment is provided in accordance with the terms of each officer’s agreement. The gross-up payments are calculated assuming the highest individual income tax rate is applicable.

(c)	These amounts represent CenterPoint Energy’s contributions to the savings plan, which is described under “Savings Plan and Savings Restoration Plans” on page 49.

(d)	These amounts represent benefits accrued under the savings restoration plan, which is described under “Savings Plan and Savings Restoration Plans” on page 49.

(e)	The insurance premium amounts include annual premiums we pay to provide life insurance coverage and long-term disability coverage and annual premiums we pay to provide coverage under an executive life insurance plan providing split-dollar life insurance. The executive life insurance plan provides endorsement split-dollar life insurance, with coverage continuing after the executive’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects to continue the coverage. With the exception of Mr. Harper, all named executive officers have single-life coverage equal to two times current salary. Upon the death of the insured, CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of the specified death benefit.

(f)	These amounts include the estimated aggregate incremental benefit during 2009 of providing benefits under our executive benefit plan for Messrs. McClanahan and Standish who participate in this plan pursuant to individual contractual agreements originally entered into in 1986 and 1993, respectively. If death occurs during active employment, the plan provides for a benefit of 100% of the executive’s current base salary for one year and then 50% of base salary for nine years. The plan also provides that if the executive retires after reaching age 65, CenterPoint Energy will pay an annual benefit equal to 50% of the executive’s annual base salary at the time of retirement for six years after his death. If the executive terminates employment prior to reaching age 65, all benefits are forfeited. Benefits have been calculated assuming retirement at age 65 and using base salary in effect at the end of the year for which the calculation was made. No pre-retirement mortality or terminations are assumed. In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table presents the non-equity and equity incentive plan-based awards granted during 2009. The grant date fair value of stock awards is based on the probable achievement level of the underlying performance conditions as of the grant date at the average of the high and low price on the grant date, which was $12.42 for the February 18, 2009 grants.

					Estimated Future Payouts Under
					Equity Incentive Plan Awards(2)
		Estimated Possible Payouts Under						Grant Date
		Non-Equity Incentive Plan Awards(1)			Threshold:	Target:	Maximum:	Fair Value
	Grant	Threshold	Target	Maximum	Number of	Number of	Number of	of Stock
Name	Date	($)	($)	($)	Shares (#)	Shares (#)	Shares (#)	Awards ($)

David M. McClanahan	2/18/09	530,000	1,060,000	2,120,000	—	51,200	—	635,903
	2/18/09				19,915	39,830	59,745	494,689
	2/18/09				19,915	39,830	59,745	494,689
	2/18/09				19,915	39,830	59,745	494,689
Gary L. Whitlock	2/18/09	189,375	378,750	681,750	—	17,100	—	212,381
	2/18/09				6,640	13,280	19,920	164,938
	2/18/09				6,640	13,280	19,920	164,938
	2/18/09				6,640	13,280	19,920	164,938
Scott E. Rozzell	2/18/09	178,126	356,250	641,252	—	16,100	—	199,961
	2/18/09				6,245	12,490	18,735	155,126
	2/18/09				6,245	12,490	18,735	155,126
	2/18/09				6,245	12,490	18,735	155,126
Thomas R. Standish	2/18/09	171,375	342,750	592,958	—	15,500	—	192,511
	2/18/09				6,010	12,020	18,030	149,288
	2/18/09				6,010	12,020	18,030	149,288
	2/18/09				6,010	12,020	18,030	149,288
C. Gregory Harper	2/18/09	119,000	238,000	433,160	—	7,400	—	91,908
	2/18/09				2,875	5,750	8,625	71,415
	2/18/09				2,875	5,750	8,625	71,415
	2/18/09				2,875	5,750	8,625	71,415

There were no other stock or option awards granted during the year.

(1)	The estimated possible payouts under non-equity incentive plan awards are based on the terms of our February 2009 grants under the short term incentive plan. Based on the goals adopted in 2009, the maximum possible payout amount (as shown in the Maximum column) is 200% of target for Mr. McClanahan, 180% of target for Messrs. Whitlock and Rozzell, 173% of target for Mr. Standish, and 182% of target for Mr. Harper. Actual amounts paid in 2010 for 2009 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. In addition, the maximum possible payout to any named executive officer under the terms of the short term incentive plan is 200% of that individual’s target. Any amount awarded by the Compensation Committee to an individual executive officer in excess of the actual performance level of the underlying performance objectives is reflected in the Summary Compensation Table in the Bonus column.

(2)	The grants of equity incentive plan awards consist of two types of awards for each named executive officer: a stock award covering a number of shares listed in the Target: Number of Shares column in the first line for each officer, and three performance share awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the second, third and fourth lines for each officer. Both the stock awards and the performance share awards accrue dividend equivalents over the vesting period or performance cycle, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the earned and vested shares will be paid in cash. These awards are granted under our long term incentive plan. Refer to Note (2) to the Outstanding Equity Awards at Fiscal Year-End 2009 table for the vesting date of each of these awards.

Non-Equity Incentive Plan Awards

For our short term incentive plan, the following thresholds had to be met before any payouts for the 2009 plan year occurred:

•	After-tax income from continuing operations had to exceed the common dividends paid; and

•	Core Operating Income had to equal or exceed $950 million.

Short Term Incentive Targets.  The base salary and short term incentive target for each of our named executive officers for the 2009 plan year were as follows:

	McClanahan	Whitlock	Rozzell	Standish	Harper

Base salary earned during 2009	$1,060,000	$505,000	$475,000	$457,000	$340,000
Target short term incentive award percentage for 2009	100%	75%	75%	75%	70%

Funding of the Short Term Incentive Plan Awards.  The performance objectives for each of our named executive officers used to determine the level of funding for their 2009 short term incentive plan awards were as follows:

	Performance
Performance	Objectives Actual	Weightings of Performance Objectives
Objectives	Achievement	McClanahan	Whitlock	Rozzell	Standish	Harper

CenterPoint Energy Core Operating Income	90%	100%	40%	40%	25%	20%
Business Services Controllable Expenses	150%		20%	20%
Competitive Natural Gas Sales and Services Business Operating STI Results	51%		3%	3%
Composite Electric Transmission & Distribution Goal Achievement	132%		15%	15%	37.5%
Composite Natural Gas Distribution Goal Achievement	152%		7%	7%	37.5%
Composite Interstate Pipelines Goal Achievement	141%		10%	10%		55%
Composite Field Services Goal Achievement	58%		5%	5%		25%

Total Weightings		100%	100%	100%	100%	100%
Funded Achievement Level		90%	115%	115%	129%	110%
Awarded Level		90%	115%	115%	129%	110%

Each of the performance objectives is described in detail below.

To determine Core Operating Income, we adjust our reported operating income to remove the effect of specified items, either positive or negative, to reflect true operational business performance in the period being measured. Adjustments are the following:

•	Income or loss (excluding allowance for funds used during construction) from any partnership in which the Company holds an equity interest, which is recorded as equity income per accounting rules. Partnership income or loss from the Southeast Supply Header Pipeline joint venture is adjusted to reflect any financing that is different than the plan;

•	Income or loss related to the Company’s stranded cost recovery and Hurricane Ike recovery;

•	Any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	Unplanned restructuring costs;

•	Impairment of goodwill;

•	The financial impacts of any acquisitions, mergers and divestitures, including impacts not reflected in the plan related to the formation of a master limited partnership or joint venture and any special financing arrangements such as credit sleeves; and

•	The financial impacts of any changes in accounting standards.

The various levels of achievement for “Core Operating Income,” the most significant performance objective for CenterPoint Energy, as well as each of its business units, are as follows:

	In Millions
	Threshold	Target	Maximum	Exceptional
Organizational Unit	($)	($)	($)	($)

CenterPoint Energy	966.0	1,046.0	1,077.0	1,112.0
Electric Transmission & Distribution	361.4	380.4	399.4	418.4
Natural Gas Distribution	173.0	182.1	191.2	200.3
Interstate Pipelines	235.8	245.6	262.8	275.1
Field Services	117.4	122.3	130.9	137.0

The threshold levels above are based on our 2009 business plan, as approved by our Board of Directors, (i) less 4.5% for CenterPoint Energy, (ii) less 5% for Electric Transmission & Distribution and Natural Gas Distribution, and (iii) less 4% for Interstate Pipelines and Field Services. The exceptional levels are based upon exceeding our 2009 approved business plan by 10% for CenterPoint Energy, Electric Transmission & Distribution and Natural Gas Distribution and 12% for Interstate Pipelines and Field Services.

“Business Services Controllable Expenses” is defined as operation and maintenance expenses reported pursuant to generally accepted accounting principles, adjusted to reflect core operational performance. Performance of this objective is compared to the plan amounts established at the beginning of 2009. For 2009, threshold, target and maximum performance levels for this objective were $218.1 million, $211.7 million and $201.1 million, respectively. Actual business controllable expenses were $199.0 million, resulting in achievement at the maximum level of 150%.

“Competitive Natural Gas Sales and Services Business Operating STI Results (BOSR)” is defined as Operating Income:

•	minus a $10 million capital charge;

•	plus accrued to date short term incentive;

•	plus or minus mark-to-market accounting entries;

•	plus or minus net natural gas inventory adjustments;

•	plus impairments of goodwill;

•	plus or minus the financial impacts of any changes in accounting standards;

•	plus or minus the financial impacts of any acquisitions, mergers and divestitures, including expenses not reflected in the plan related to formation of a master limited partnership or joint ventures and any special financing arrangements such as credit sleeves; and

•	plus unplanned restructuring costs.

For the Competitive Natural Gas Sales and Services business unit, funding for short term incentive compensation is based on a percentage of BOSR (5.5% for 2009). For 2009, BOSR of $47 million would have resulted in funding for these employees of $2.6 million, which would have been equivalent to achievement of this performance objective at the 100% level for Messrs. Whitlock and Rozzell. The actual BOSR for 2009 was $24 million, resulting in achievement of this performance objective at the 51% level.

“Modified Cash Flow” as used below for the business units is defined as Core Operating Income:

•	plus depreciation and amortization;

•	minus capital expenditures (excluding allowance for funds used during construction, extraordinary capital projects outside the scope of the business units’ capital budgets that receive contemporaneous written approval from the CenterPoint Energy Executive Committee or Board of Directors, and unplanned projects required by regulations);

•	adjusted for significant projects planned in 2009 but carried over to future periods;

•	adjusted for actual carryover capital expenditures from 2008 that differ from plan carryover capital expenditures presented in the December 2008 Board of Directors presentation;

•	adjusted for the financial impacts of any acquisitions, mergers and divestures; and

•	adjusted for the financial impacts of any changes in accounting standards.

The performance levels are based on the 2009 business plan approved by the Board of Directors.

Electric Transmission & Distribution

The Electric Transmission & Distribution performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$361.4	$380.4	$399.4	$418.4	27%	$402.0	157%
Controllable Expenditures	$896.7	$870.6	$827.1	—	27%	$813.8	150%
Operational Performance
Customer — Phone Response (% calls answered in 30 seconds)	67.0%	70.0%	73.0%	—	7%	73.4%	150%
Reliability — System Average Interruption Duration Index (SAIDI)	109	104	99	—	13%	117	0%
Composite of AMS/AMR Achievement(1)	(1)	(1)	(1)	—	13%	(1)	150%
Safety
Recordable Incident Rate (RIR)	4.73	4.49	4.26	—	5%	3.01	150%
Lost Time Incident Rate (LTIR)	1.12	1.06	0.95	—	4%	0.33	150%
Preventable Vehicle Incident Rate (PVIR)	3.76	3.57	3.38	—	4%	3.29	150%
Overall Achievement							132%

(1)	Composite of AMS/AMR Achievement consists of four operational performance measures. Each of the four performance measures, along with their respective threshold, target, maximum and actual results are as follows:

				Actual
	Threshold	Target	Maximum	#	%

Percentage of installed and registered meters that can communicate	90%	93%	95%	99%	150%
Percentage of 15 minute data slots collected on a 24-hour basis	90%	93%	95%	98%	150%
Percentage of availability of back-end systems and portals	95%	97%	98%	100%	150%
Percentage of completed meter reading routes installed and registered	90%	95%	98%	110%	150%

Natural Gas Distribution

The Natural Gas Distribution performance objective achievement consisted of the following:

	($ in Millions)							Actual
	Threshold		Target		Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$173.0		$182.1		$191.2	$200.3	27%	$203.7	200%
Controllable Expenditures	$764.5		$742.2		$705.1	—	33%	$715.5	136%
Operational Performance
Customer — Phone Response (% calls answered in 30 seconds)	67.0%		70.0%		73.0%	—	13%	73.4%	150%
JD Power Survey Percentile Rank	>50	% and ≤60%	>25	% and ≤50%	≤25%	—	7%	47%	100%
Resource Utilization (Minutes per job)	40:05		39:53		39:16	—	7%	36:17	150%
Safety
RIR	3.28		3.12		2.95	—	4%	2.54	150%
LTIR	1.00		0.95		0.90	—	4%	0.66	150%
PVIR	2.11		2.00		1.90	—	5%	2.01	95%
Overall Achievement									152%

Interstate Pipelines

The Interstate Pipelines performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$235.8	$245.6	$262.8	$275.1	39%	$269.2	176%
Modified Cash Flow	$85.1	$102.6	$115.7	—	13%	$124.4	150%
Field Services Core Operating Income	$117.4	$122.3	$130.9	$137.0	13%	$102.1	0%
Operational Performance
Fuel Efficiency Carthage to Perryville Fuel	0.90%	0.85%	0.80%	—	7%	0.57%	150%
Lost and Unaccounted for Gas	0.40%	0.35%	0.30%	—	7%	0.36%	90%
Safety
RIR	1.61	1.53	1.45	—	7%	1.88	0%
Environmental Compliance Index	2.45	1.53	0.80	—	7%	1.76	88%
Customer Service
# of Operational Alerts posted less than 5 days	2	1	0	—	7%	0	150%
Overall Achievement							141%

Field Services

The Field Services performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%

Financial
Core Operating Income	$117.4	$122.3	$130.9	$137.0	46%	$102.1	0%
Modified Cash Flow	$(155.1)	$(139.1)	$(127.1)	—	13%	$(135.3)	116%
Interstate Pipelines Core Operating Income	$235.8	$245.6	$262.8	$275.1	13%	$269.2	176%
Operational Performance
Receipt Point Pressure	102%	100%	98%	—	7%	95%	150%
Service Star System Availability	97%	98%	100%	—	7%	100%	150%
Well Connects	300	350	400	—	7%	356	106%
Safety
RIR	2.31	1.84	1.38	—	7%	1.67	118%
Overall Achievement							58%

Example of Funding and Distribution of the Short Term Incentive Plan Awards

The following example is provided to illustrate the funding and distribution of the short term incentive plan. For purposes of this example, we have assumed a base salary earned of $500,000, a short term incentive plan target of 75% and a funded achievement level of 120%.

Funding of the Short Term Incentive Plan Award:

Base salary earned during the year	$500,000
Short term incentive plan target percentage	× 75%

Target individual award amount	$375,000
Funded achievement level	× 120%

Funding of the short term incentive plan award	$450,000

Distribution of the Short Term Incentive Plan Award:

Funding of the short term incentive plan award per above	$450,000
Formulaic award percentage	× 50%

Formulaic portion paid	$225,000

Any amount paid above the formulaic portion is at the discretion of the Committee.

Equity Incentive Plan Awards

Long Term Incentive Plan Awards Granted in February 2009.  To determine the amount of long term incentive compensation granted, each named executive officer’s base salary was multiplied by his long term incentive target percentage. The resulting amount of long term incentive compensation for each of the awards of performance shares and stock awards was then divided by the average of the high and low market price of our common stock on the New York Stock Exchange on February 18, 2009. The grants were determined as follows:

Description	McClanahan	Whitlock	Rozzell	Standish	Harper

Base Salary	$1,060,000	$505,000	$475,000	$457,000	$340,000
Long term incentive target	200%	140%	140%	140%	90%
Long term incentive compensation at target	$2,120,000	$707,000	$665,000	$639,800	$306,000
Performance share portion (70%)	$1,484,000	$494,900	$465,500	$447,860	$214,200
Performance shares granted at target (rounded)	119,490	39,840	37,470	36,060	17,250
Stock award portion (30%)	$636,000	$212,100	$199,500	$191,940	$91,800
Stock award shares granted at target (rounded)	51,200	17,100	16,100	15,500	7,400

Performance Shares.  Participants received three separate, equal awards totaling the performance shares granted at target shown above, with vesting of each award based on one of the independent performance objectives listed below:

Threshold
Performance	Achievement	Target Achievement	Maximum Achievement
Objectives	(50%)	(100%)	(150%)

Total shareholder return based upon companies in the S&P Utility Index regulated subset	10th position or higher	Linear interpolation between Threshold and Maximum achievement	3rd position or higher
Core operating income	$3.063 billion	$3.247 billion	$3.378 billion
Modified cash flow	$1.64 billion	$1.845 billion	$1.945 billion

Total Shareholder Return

One performance share award vests based on total shareholder return achieved in comparison to a subset of 18 companies in the S&P Utility Index as of January 1, 2009 that includes CenterPoint Energy. Maximum achievement (150% of target) requires CenterPoint Energy to rank third or higher in that comparison, but no shares would vest if the company ranks below 10th in that comparison (threshold level). For this performance objective, the target number of performance shares granted will vest using linear interpolation between the threshold and maximum achievement levels.

The 18 companies included in our regulated company subset of the S&P Utility Index as of January 1, 2009 were:

Ameren Corporation	Nicor Inc.
American Electric Power Company	NiSource Inc.
CenterPoint Energy, Inc.	Pepco Holdings, Inc.
CMS Energy Corporation	PG&E Corporation
Consolidated Edison, Inc.	Pinnacle West Capital Corporation
DTE Energy Company	Progress Energy, Inc.
Duke Energy Corporation	Southern Company
FirstEnergy Corporation	TECO Energy, Inc.
FPL Group, Inc.	Xcel Energy Inc.

Core Operating Income

One performance share award vests based on core operating income reported over the three-year cycle for the award, with maximum achievement (150% of target) being reached if core operating income reaches the maximum level, but no shares would vest if core operating income is below the threshold level. The target number of performance shares granted would vest if core operating income reaches the target level.

Core Operating Income is based on reported operating income adjusted to remove the effect of specified items, either positive or negative, to reflect true operational business performance in the period being measured. Adjustments are the following:

•	Income or loss (excluding allowance for funds used during construction) from any partnerships in which the company holds an equity interest, which is recorded as equity income per accounting rules. Partnership income or loss from the Southeast Supply Header Pipeline joint venture is adjusted for any financing that is different than the plan;

•	Income or loss related to the Company’s stranded cost recovery and Hurricane Ike recovery;

•	Any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	Certain restructuring costs incurred in 2011 including termination benefits provided to current employees that are voluntarily or involuntarily terminated, costs to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees;

•	Impairment of goodwill;

•	The financial impacts of any acquisitions, mergers and divestitures, including impacts not reflected in the plan related to the formation of a master limited partnership or joint venture and any special financing arrangements such as credit sleeves; and

•	The financial impacts of any changes in accounting standards.

Modified Cash Flow

One performance share award vests based on modified cash flow reported over the three-year cycle for the award, with maximum achievement (150% of target) being reached if modified cash flow reaches the maximum level, but no shares would vest if modified cash flow is less than the threshold level. The target number of performance shares granted would vest if modified cash flow reaches the target level.

Modified Cash Flow is based on our reported operating income, adjusted for those items, either positive or negative, to reflect true operational business performance in the period being measured, as defined below:

Core Operating Income, as calculated above

•	Plus depreciation and amortization included in the calculation of the Core Operating Income performance objective (excluding Transportation Depreciation);

•	Less capital expenditures (excluding allowance for funds used during construction and unplanned projects required by regulation);

•	Adjusted for impacts of significant capital projects approved by the Board of Directors not included in the plan;

•	Adjusted for impacts to capital expenditures of any acquisitions, mergers and divestitures (including any master limited partnership); and

•	Adjusted for impacts to capital expenditures for any changes in accounting standards.

Refer to “Compensation Discussion and Analysis — Review of Elements of Compensation — Long Term Incentives” and “— Long Term Incentive Plan Awards in February 2009” for a discussion of vesting and dividend rights associated with awards under our long term incentive plan.

Stock Awards.  Participants received a stock award of shares of the Company’s common stock, granted at target, as shown in the table on page 44. Vesting of the stock awards requires continuous service with the Company through the three year vesting period of the award and achievement of a performance objective that requires the Company to have declared cash dividends on its common stock during the three-year vesting period totaling at least $2.28 per share.

Outstanding Equity Awards At Fiscal Year-End 2009

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2009. The closing stock price on the NYSE on December 31, 2009 was $14.51.

	Option Awards(1)					Stock Awards(1)
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan
			Incentive				Market	Awards:	Awards:
			Plan				Value of	Number of	Market or
	Number		Awards:			Number	Shares	Unearned	Payout Value
	of	Number of	Number of			of Shares	or Units	Shares,	of Unearned
	Securities	Securities	Securities			or Units	of Stock	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	That	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(3)	($)	(#)(2)	($)

McClanahan	84,873	—	—	14.0077	2/24/2010			336,690	4,885,372
	148,864	—	—	31.9786	3/5/2011	—	—	—	—
	203,377	—	—	6.4378	3/4/2012	—	—	—	—
	103,900	—	—	5.6400	3/3/2013	—	—	—	—
	106,100	—	—	10.9200	3/2/2014	—	—	—	—
Whitlock	26,522	—	—	21.6777	7/31/2011	—	—	110,442	1,602,513
	76,597	—	—	6.4378	3/4/2012	—	—	—	—
	40,600	—	—	5.6400	3/3/2013	—	—	—	—
	35,200	—	—	10.9200	3/2/2014	—	—	—	—
Rozzell	62,767	—	—	31.9786	3/5/2011	—	—	103,970	1,508,605
	74,263	—	—	31.1347	4/1/2011	—	—	—	—
	56,539	—	—	6.4378	3/4/2012	—	—	—	—
	37,100	—	—	10.9200	3/2/2014	—	—	—	—
Standish	41,254	—	—	31.9786	3/5/2011			98,262	1,425,781
	54,106	—	—	6.4378	3/4/2012	—	—	—	—
	29,100	—	—	5.6400	3/3/2013	—	—	—	—
	24,800	—	—	10.9200	3/2/2014	—	—	—	—
Harper	—	—	—	—	—	33,333	483,662	24,650	357,672

(1)	None of the awards have been transferred.

(2)	Outstanding stock awards with performance objectives will fully vest on the following dates:

	Type of
Grant Date	Stock Award	Vesting Date	McClanahan	Whitlock	Rozzell	Standish	Harper

February 21, 2007	Stock Award	February 21, 2010	32,300	9,200	8,800	6,700	—
February 20, 2008	Performance Shares	December 31, 2010	93,600	31,002	29,100	28,002	—
February 20, 2008	Stock Award	February 20, 2011	40,100	13,300	12,500	12,000	—
February 18, 2009	Performance Shares	December 31, 2011	119,490	39,840	37,470	36,060	17,250
February 18, 2009	Stock Award	February 18, 2012	51,200	17,100	16,100	15,500	7,400

Total			336,690	110,442	103,970	98,262	24,650

(3)	Mr. Harper’s additional stock awards granted upon his employment will vest as follows: 16,667 on December 10, 2010 and 16,666 on December 10, 2011.

Option Exercises and Stock Vested for Fiscal Year 2009

The following table indicates the number and value of stock options exercised and stock awards vested during 2009.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

McClanahan	—	—	97,704	1,479,486
Whitlock	—	—	28,164	425,938
Rozzell	—	—	27,104	409,595
Standish	21,295	15,518	20,256	306,676
Harper	—	—	16,667	246,672

(1)	For each of the named executive officers, the Stock Awards consist of the following:

	Performance Share Awards		Stock Award Granted		Stock Award Granted
	for the 2007-2009		February 22, 2006		December 10, 2008
	Performance Cycle		That Vested February 22, 2009		That Vested December 10, 2009
	Number of	Value Realized	Number of	Value Realized	Number of	Value Realized
	Shares	on Vesting(a)	Shares	on Vesting(b)	Shares	on Vesting(c)
Name	(#)	($)	(#)	($)	(#)	($)

McClanahan	57,304	917,724	40,400	561,762	—	—
Whitlock	16,264	260,468	11,900	165,470	—	—
Rozzell	15,504	248,297	11,600	161,298	—	—
Standish	11,856	189,874	8,400	116,802	—	—
Harper	—	—	—	—	16,667	246,672

(a)	Value Realized on Vesting for the performance share awards was determined using the average of the high and low market prices of our common stock ($13.65) on the New York Stock Exchange on the date our external auditors completed their review of our financial statements, on which the performance achievement level approved by the Compensation Committee was based, together with a dividend equivalent amount equal to the dividends accrued during the performance period ($2.365 per share) on our shares of common stock. The number of performance shares vested was determined based on an achievement level of 76%.

(b)	Value Realized on Vesting for the stock awards was determined using the average of the high and low market prices of our common stock ($11.855) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $2.05.

(c)	Value Realized on Vesting for the stock awards was determined using the average of the high and low market prices on our common stock ($14.04) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $0.76.

Pension Benefits

Pension benefits for our named executive officers are provided under a tax-qualified defined benefit pension plan — the CenterPoint Energy Retirement Plan. In addition, our named executive officers are eligible for benefits under a benefit restoration plan, also a defined benefit plan. Participants are fully vested in both plans after three years of service. For all employees hired on or after January 1, 1999 (which includes Messrs. Whitlock, Rozzell and Harper), participants accumulated a retirement benefit based upon a cash balance formula of four percent of base salary and short term incentive compensation through December 31, 2008. For all employees hired prior to January 1, 1999 (which includes Messrs. McClanahan and Standish), benefits accrued based on a participant’s years of service, final average pay and covered compensation through December 31, 2008. Beginning January 1, 2009, this final average pay formula benefit under the retirement plan was frozen as to any future accruals. The lump sum value of the age-65 annuity for all final average pay formula participants was calculated using an interest conversion rate of 4.52% as of January 1, 2009. This lump sum amount will continue to grow annually with interest, based on the 30-year Treasury rate from the prior November of each year, until commencement of the benefit. Effective January 1, 2009 all participants are eligible for a retirement benefit based on a cash balance formula of five percent of base salary and short term incentive compensation. Benefits that may not be provided under the retirement plan because of Internal Revenue Code annual limits on benefits and compensation are made in a bookkeeping account under the benefit restoration plan. This excess benefit amount is determined based on the final average pay formula and the cash balance formula under the retirement plan, as applicable. In order to comply with the requirements under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Benefit Restoration Plan (“CNP Benefit Restoration Plan”) for excess benefits that accrued or vested from and after 2005. This plan is subject to Section 409A. Benefits accrued under this plan are generally paid in a lump sum six months following separation from service, and all of our named executive officers participate in this plan. Messrs. McClanahan and Standish also have a benefit under the 1991 CenterPoint Energy Benefit Restoration Plan (“1991 Benefit Restoration Plan”), which provides for excess benefits that were earned and vested prior to 2005. The 1991 Benefit Restoration Plan is not subject to Section 409A, and benefits under this plan are paid at the same time and in the same form and manner as distributions from the retirement plan. The benefit restoration plans also provide for the inclusion of short term incentive compensation in the final average pay formula for calculating benefits for certain executives, including Messrs. McClanahan and Standish. Neither benefit restoration plan provides any past service credits or accelerated service benefits.

The table below provides information regarding our named executive officers’ accumulated benefits under our retirement and benefit restoration plans.

		Number of	Present Value
		Years	of Accumulated	Payments
		Credited	Benefit	during 2009
Name	Plan Name	Service	($)	($)

Final Average Pay Formula(1)
McClanahan	Retirement Plan	35.0	1,522,005	—
	CNP Benefit Restoration Plan	35.0	7,725,752	—
	1991 Benefit Restoration Plan	35.0	6,963,214	—
Standish	Retirement Plan	28.0	1,085,235	—
	CNP Benefit Restoration Plan	28.0	1,489,037	—
	1991 Benefit Restoration Plan	28.0	891,610	—
Cash Balance Formula(2)
Whitlock	Retirement Plan	8.4	85,023	—
	CNP Benefit Restoration Plan	8.4	185,653	—
Rozzell	Retirement Plan	8.8	86,783	—
	CNP Benefit Restoration Plan	8.8	188,839	—
Harper	Retirement Plan	1.1	10,690	—
	CNP Benefit Restoration Plan	1.1	3,858	—

(1)	Through December 31, 2008, Messrs. McClanahan and Standish accrued benefits based on years of service, final average pay and covered compensation, which we refer to as the final average pay (FAP) formula. Final average pay means the highest base salary for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. Messrs. McClanahan and Standish’s retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [.44% x (FAP – Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service is 35 years. In addition, the age 65 benefit is not reduced for early retirement if retirement occurs at age 60 or later with at least 30 years of service. Early retirement subsidies are also provided for participants who are age 55 or older with at least 30 years of service. Messrs. McClanahan and Standish also accrued a benefit under the benefit restoration plans based on the final average pay formula as if the Internal Revenue Code limits did not apply. In addition, short term incentive compensation is included in the formula for calculating the benefit payable under the benefit restoration plans for certain key officers, including Messrs. McClanahan and Standish. Beginning in 2009, Messrs. McClanahan and Standish accrued a benefit under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code compensation limits did not apply. In addition, Mr. McClanahan received approximately seven months of service (valued at $288,326 as of December 31, 2009) under a supplemental agreement.

The present value for Messrs. McClanahan and Standish was calculated based on benefits accrued through December 31, 2009 assuming retirement at the earliest age without a reduction in benefits (at least age 60 with at least 30 years of service). The calculation assumes the participant is equally likely to commence the benefit in the form of a single life annuity or a lump sum distribution. The single life annuity is the normal form of benefit under the plan. Mortality assumptions for discounting annuities are based on the RP-2000 Combined Healthy Mortality Table projected to 2009 using Scale AA and an interest rate of 5.7%. The lump sum distribution is calculated as the greater of the cash balance amount and the present value of the accrued benefit commencing at age 65 assuming interest rates of 4.7%, 5.45% and 5.7%, for benefits paid within the first five years, 5th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2009 was 5.7%. These assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation Plans and Employee Benefit Plans — Pension and Postretirement Benefits” in Note 2(p) in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(2)	Messrs. Whitlock, Rozzell and Harper’s benefits are based solely on the cash balance formula under the retirement plan. Interest accrues in the current year at the “applicable interest rate” prescribed under the Internal Revenue Code for the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2009 plan year was 4.0%. In addition, Messrs. Whitlock, Rozzell and Harper accrued an excess benefit amount under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code annual benefit and compensation limits did not apply. Mr. Harper will become fully vested as of December 8, 2011.

The present value for Messrs. Whitlock, Rozzell and Harper was calculated based on benefits accrued through December 31, 2009 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 4.75%. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming interest rates of 4.7%, 5.45% and 5.7% for benefits paid within the first five years, 5th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. To calculate the present value of the benefit in the table, mortality assumptions are based on the RP-2000 Combined Healthy Mortality Table projected to 2009 using Scale AA, and the interest rate for discounting payments back to December 31, 2009 is 5.7%.

Savings Plan and Savings Restoration Plans

Under our savings plan prior to 2009, participants could contribute up to 16%, on a pre-tax and/or after-tax basis, of their plan eligible compensation. We made a matching contribution of 75% of the first six percent contributed by employees on a payroll-period basis. We could make an additional discretionary matching contribution of up to 50% of the first six percent contributed by employees in the prior year determined based on the Company’s overall business performance for that year. In 2009, we paid the full amount of the discretionary match for 2008. The contributions to the savings plan are immediately vested. Effective January 1, 2009, we amended the savings plan to provide that participants may contribute up to 50% on a pre-tax basis of their plan-eligible compensation. In addition, beginning January 1, 2009, the Company makes a matching contribution of 100% of the first 6% contributed by employees on a payroll-period basis and has discontinued the discretionary match under the savings plan. Payment options under the savings plan include (i) a lump sum payment or (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years. Once the annual compensation limit under the Internal Revenue Code is reached in the savings plan, CenterPoint

Energy’s matching contribution is made in a bookkeeping account under the savings restoration plan. In order to comply with the provisions under Code Section 409A, we established the CenterPoint Energy Savings Restoration Plan (“CNP Savings Restoration Plan”) for all benefits earned or vested from and after 2005, and this plan is subject to Section 409A. Benefits under the CNP Savings Restoration Plan are paid in a lump sum following the participant’s separation from service. Benefits earned and vested prior to 2005 are payable under the 1991 CenterPoint Energy Savings Restoration Plan (“1991 Savings Restoration Plan”), and no new benefits are provided from and after 2005 under this plan. The 1991 Savings Restoration Plan is not subject to Section 409A, and benefits are paid under this plan at the same time and in the same form and manner as distributions payable from the savings plan. Earnings on both restoration plans are based on each participant’s annual rate of return on their account in the savings plan. Participants are not permitted to make voluntary deferrals into either savings restoration plan.

Deferred Compensation Plans

Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 90% of salary and/or short term incentive compensation. The Company amended the Deferred Compensation Plan as of December 31, 2007, renamed it the 1989 Deferred Compensation Plan and froze the plan to new participants and benefit accruals as of December 31, 2007. Effective January 1, 2008, obligations with respect to deferrals under the 1989 Deferred Compensation Plan after December 31, 2004, along with all associated earnings were transferred to and are paid from the 2005 Deferred Compensation Plan, which was adopted effective as of January 1, 2008, to replace the 1989 Deferred Compensation Plan. References to our deferred compensation plan include both our 2005 Deferred Compensation Plan, which covers amounts subject to Section 409A, as well as our 1989 Deferred Compensation Plan, which covers amounts which are exempt from Section 409A. Under the terms of our deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 65, (ii) a lump sum distribution upon retirement or (iii) 15 annual installments commencing upon retirement. If a participant terminates employment prior to age 55, a lump sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. For deferrals under the 2005 Deferred Compensation Plan, if a participant terminates employment after age 55, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her termination or 15 annual installments commencing upon his or her separation from service. For deferrals under the 1989 Deferred Compensation Plan, if a participant terminates employment from and after age 55 but prior to age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her separation from service or 15 annual installments commencing upon his or her separation from service. If a participant terminates employment after age 60 under the 1989 Deferred Compensation Plan, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65. None of the named executive officers elected to defer monies in the plan during 2009.

From 1985 to 1988, we offered the 1985 Deferred Compensation Plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed interest rates were available for deferrals made under the 1985 Deferred Compensation Plan as a result of higher prevailing market rates at that time. Distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

Each of our deferred compensation plans discussed above is a nonqualified, unfunded plan, and the employees are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under any of these plans. Please refer to “Rabbi Trust” under “Potential Payments upon Change in Control or Termination” on page 56 for funding of the plans upon a change in control.

Nonqualified Deferred Compensation Table

The following table provides information with respect to benefits under the deferred compensation plans and the savings restoration plans.

		Company	Aggregate	Aggregate	Aggregate
		Contributions	Earnings	Withdrawals/	Balance at
		in 2009	in 2009	Distributions	December 31, 2009
Name	Plan Name	($)(1)	($)(2)	($)	($)

McClanahan	1989 Deferred Compensation Plan	—	111,732	—	1,467,412
	1985 Deferred Compensation Plan(3)	—	38,241	—	239,512
	CNP Savings Restoration Plan	143,625	169,500	—	794,963
	1991 Savings Restoration Plan	—	120,097	—	563,258
Whitlock	1989 Deferred Compensation Plan	—	403	—	5,295
	CNP Savings Restoration Plan	51,868	47,931	—	282,889
	1991 Savings Restoration Plan	—	31,378	—	185,190
Rozzell	CNP Savings Restoration Plan	47,881	51,825	—	272,357
	1991 Savings Restoration Plan	—	35,695	—	187,591
Standish	1989 Deferred Compensation Plan	—	18,197	—	238,984
	1985 Deferred Compensation Plan(3)	—	26,437	—	165,578
	CNP Savings Restoration Plan	42,960	41,363	—	199,236
	1991 Savings Restoration Plan	—	24,512	—	118,070
Harper	CNP Savings Restoration Plan	4,476	2,314	—	6,790

(1)	The Company Contributions in 2009 column for the savings restoration plans include employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. Our contributions to the savings plan and the savings restoration plans for the named executive officers are also included in the footnote to the All Other Compensation column of the Summary Compensation Table.

(2)	Aggregate Earnings in 2009 consist of earnings on prior plan deferrals. This interest rate for 2009 for the 1989 Deferred Compensation Plan was 8.24% with interest compounded annually. Messrs. McClanahan, Whitlock and Standish have deferrals under this plan.

The interest crediting rate under the terms of the 1985 Deferred Compensation Plan was a fixed rate based upon the age of the participant at the time of deferral. Messrs. McClanahan and Standish are the only named executive officers who previously deferred under this plan and their interest crediting rate is 19%, with interest compounded annually. The above-market portion of these 2009 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Aggregate Earnings in 2009 also includes gains and losses on both savings restoration plans determined based on the participant’s balances as of January 1, 2009 plus any matching contributions credited for that year. The gains and losses are calculated using the annualized rate of return for the participant’s account in the Savings Plan based on the investment funds selected under the Savings Plan by the participant.

(3)	In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 Deferred Compensation Plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Potential Payments upon Change in Control or Termination

In December 2003, the Compensation Committee recommended to the Board of Directors the adoption of change in control agreements for selected executives to help ensure the executives’ continued full attention to business needs in the event of any change in control transaction as described in the agreements. Those agreements became effective in January 2004. The amounts were slightly modified through December 2008 to comply with final regulations under Section 409A of the Internal Revenue Code. In addition, the Board of Directors approved the adoption of a change in control agreement for Mr. Harper effective January 1, 2009, following his employment with us in December 2008. The amounts payable under the agreement were initially determined based on direction and input from the Committee’s consultant and a review of peer group companies. Our change in control agreements with certain executives, including each of our named executive officers, provide for payments and other benefits in the event a covered termination of employment occurs within two years after the completion of a transaction that effects a change in control. A change in control will be deemed to occur under the agreements if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless these securities are acquired directly from CenterPoint Energy;

•	the members of our Board on the date of the agreement, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	there is a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities are owned by former shareholders of CenterPoint Energy,

•	if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•	individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•	a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under these agreements, a covered termination occurs if the officer’s employment is terminated for reasons other than death, disability (as defined in our long-term disability plan), termination on or after age 65, involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors’ and officers’ liability insurance covering the officer.

The agreements provide that we will pay an officer experiencing a covered termination of employment a lump sum amount equal to three times the sum of the officer’s base salary plus short term incentive award at target (two times for Messrs. Standish and Harper). For officers who are not age 55 or older with five years of service, the agreements also provide for a short term incentive lump sum payment based on eligible earnings to the date of termination multiplied by his short term incentive target. All named executive officers other than Mr. Harper meet the age and service requirements and therefore would be entitled to a similar pro rata short term incentive payment under the terms of the short term incentive plan. Three years of service (two years for Messrs. Standish and Harper) will be added for benefit purposes under the retirement plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. In addition, the agreements provide for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. The agreements also provide for us to make a tax gross-up payment to the officer if the officer is determined to owe any excise tax under Internal Revenue Code Section 4999 on “excess parachute payments”; however, the Board has determined that it will no longer include excise tax gross-up payment provisions in new or materially amended change in control agreements with our named executive officers. Excess parachute payments are defined in Internal Revenue Code Section 280G(b) and may include payments under the change in control agreements or other agreements or arrangements, including the change in control provisions of the long term incentive plan awards described below. The tax gross-up payment would be an amount sufficient to make the officer whole, after payment of applicable taxes, including excise taxes, interest and penalties assessed. The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax.

The change in control agreements are not “negotiated” between CenterPoint Energy and the executives covered by those agreements. Instead, the terms of the agreements and the executives to whom the agreements are offered are approved by the Board of Directors based on the recommendation of the Compensation Committee, with input from the Committee’s consultant. The approved form of agreement is then offered to the designated executives to accept or decline. Our Chief Executive Officer and the Committee’s consultant provide input to the Committee in identifying the participants. Each year the agreements are reviewed by the Committee, with input and review by the Committee’s independent compensation consultant. Although no enhancements have been made to benefits payable under the agreements since the initial approval in 2003, the form of the agreements was revised in 2007, following a review by the Committee’s consultant, to (i) reduce the length of change in control protection from three years to two years for certain executives, (ii) eliminate certain benefits and (iii) limit the term of the agreements to one year with annual review by the Committee to determine whether to continue the agreements. The agreements have also been revised to ensure compliance with Internal Revenue Code Section 409A.

An officer must sign a waiver and release in connection with any claims relating to the executive’s employment with or separation from the Company prior to receiving any benefits under the change in control agreement. The agreements also provide that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage in operations or marketing of products or services. The term of the agreements is one year, and they renew automatically for successive one-year terms unless the Board takes action to revise or terminate them.

Change in control provisions in our current long term incentive plan.  The change in control agreements described above do not provide for any payments related to outstanding awards under our current long term incentive plan. The terms of outstanding awards to the named executive officers under our current long term incentive plan require us to make payments to these officers in the event of a change in control (which has the same definition contained in the change in control agreements), without regard to whether the officer’s employment is terminated. The different outstanding award types under the long term incentive plan are treated as follows:

Stock Awards.  We would be required to settle rights relating to unvested stock awards by delivering to the officers shares of our common stock, without regard to whether any performance-based vesting conditions have been satisfied, together with shares having a market value equal to accrued dividend equivalents on those shares. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Performance Shares.  We would be required to settle rights relating to unvested performance shares by delivering the number of shares that would be required if performance was at the target achievement level plus dividend equivalent shares as described above. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Options.  We would be required to settle unexercised stock options from our current long term incentive plan in cash for a per share amount equal to the excess of the fair market value of the common stock over the exercise price.

Payments in the event of change in control.  The table below presents amounts that would have been payable in settlement of outstanding awards under our current long term incentive plan if a change in control had occurred on December 31, 2009. It also presents amounts that would have been payable and the value of benefits provided under the change in control agreements assuming a covered termination of employment occurred on December 31, 2009 following a change in control. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Harper

Severance amount	$6,382,000	$2,328,000	$2,502,000	$1,605,000	$1,156,000
Short term incentive plan(1)	1,060,000	379,000	356,000	343,000	238,000
Long term incentive plan:(2)
Performance shares	4,690,000	1,496,000	1,411,000	1,289,000	263,000
Stock awards	1,987,000	635,000	600,000	547,000	621,000
Stock options(3)	2,944,000	1,105,000	590,000	784,000	—
Benefit restoration plan(4)	368,000	186,000	178,000	89,000	63,000
Health and welfare benefits	17,000	17,000	17,000	17,000	25,000
Outplacement	6,000	6,000	6,000	6,000	6,000

Total benefit	17,454,000	6,152,000	5,660,000	4,680,000	2,372,000

Excise tax gross-up(5)	—	—	—	—	846,000

Total payment	$17,454,000	$6,152,000	$5,660,000	$4,680,000	$3,218,000

(1)	Under the terms of our short term incentive plan, an individual age 55 or older with at least five years of service is eligible for a pro rata payment upon termination, without regard to whether it is preceded by a change in control, based on his eligible earnings to the date of termination multiplied by his short term incentive target. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Mr. Harper does not satisfy the retirement provisions under the plan. Refer to “— Payments upon termination of employment.”

(2)	Under the terms of our long term incentive plans, amounts payable in shares would be converted to dollars using the New York Stock Exchange average of the high and low market prices on the date on which the change in control occurred (which would be $14.61). For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2009 (which was $14.51). The change in control provisions under our current long term incentive plan are not conditioned upon termination of employment. The payments are determined as described under “Potential Payments upon Change in Control — Change in control provisions in our current long term incentive plan.” Amounts shown for the long term incentive plan in this table include amounts in the “Payments upon termination of employment” table below.

(3)	The amounts shown represent the cash payment the officers would receive upon a change in control for all outstanding options as of December 31, 2009 granted under our current long term incentive plan. As of March 3, 2007, the named executive officers were fully vested in all outstanding options and could realize the gain on the options at any time through normal exercises and market sales of the shares acquired.

(4)	Amounts shown consist of the increase in cash balance accounts that would result from crediting an additional three years of service and interest for Messrs. McClanahan, Whitlock and Rozzell and an additional two years of service and interest for Messrs. Standish and Harper. For purposes of calculating these amounts, balances were projected with the 2010 interest credit rate of 4.31%. Immediate commencement of the benefit was also assumed.

(5)	The excise tax gross-up amount is calculated in accordance with Internal Revenue Code Section 280G and takes into account all applicable payments under the change in control agreements as well as those under the current long term incentive plan. For purposes of the excise tax gross-up amount, 120% of the relevant applicable federal rate was used to discount certain annuity-type benefit payments. For purposes of this table, no portion of the severance amount has been allocated to non-compete restrictions described above. Depending upon the facts and circumstances, any such allocation may result in a reduction of the excise tax or prevent the excise tax from being triggered for a particular executive.

Upon a change in control, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Payments upon termination of employment.  Certain benefits are payable to a named executive officer upon his termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short term and long term incentive benefits at the target level of achievement that would be provided if a named executive officer terminated employment as of December 31, 2009. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Harper

Short term incentive plan(1)	$1,060,000	$379,000	$356,000	$343,000	—
Long term incentive plan:(2)
Performance shares	2,932,000	912,000	861,000	760,000	—
Stock awards	1,153,000	359,000	340,000	298,000	—

Total	$5,145,000	$1,650,000	$1,557,000	$1,401,000	—

(1)	Under the terms of our short term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution based on eligible earnings to date multiplied by his short term incentive target at the target level of achievement. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a termination of employment does not impact this payment. Mr. Harper does not satisfy the retirement provisions under the plan.

(2)	Under the terms of our long term incentive plans, amounts payable in shares would be converted to dollars using the New York Stock Exchange average of the high and low market prices on the date on which the change in control occurred (which would be $14.61). For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2009 (which was $14.51). Under the terms of our current long term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle at the target level of achievement for awards granted prior to 2009 and the actual level of achievement for awards granted after 2008. All amounts above have been calculated assuming the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan. Mr. Harper, however, does not satisfy the retirement provisions under the plan.

Upon termination of employment, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon termination due to death.  If a named executive officer had died on December 31, 2009, the officer’s designated beneficiaries would have been entitled to substantially the same amounts set forth in the table above for payments under the short term and long term incentive plans. All amounts would be paid at the time of death. The table below presents information on the value of the benefits also payable if a named executive officer had died on December 31, 2009. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars. The beneficiaries would be entitled to the following amounts:

Type of Payment	McClanahan(1)	Whitlock	Rozzell	Standish	Harper

Executive life insurance plan	$2,120,000	$1,010,000	$950,000	$914,000	$—
Executive benefit plan	5,830,000	—	—	2,514,000	—
Basic life insurance	50,000	50,000	50,000	50,000	50,000

Total	$8,000,000	$1,060,000	$1,000,000	$3,478,000	$50,000

(1)	In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Each named executive officer’s beneficiaries would also receive payment for any fully vested benefits to which they are already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability.  If a named executive officer becomes disabled as defined under our long term disability plan, he would receive the amounts shown above for a termination of employment other than in connection with a change in control. Any unvested options become exercisable under the terms of the current long term incentive plan and remain exercisable for one year.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our deferred compensation plans, benefit restoration plans and savings restoration plans and in some instances our long term incentive plan agreements and change in control agreements. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee. If there is a change in control (defined in substantially the same manner as in the change in control agreements described under “Potential Payments upon Change in Control”), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Equity Compensation Plan Information

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2009.

	Number of
	securities to be				Number of
	issued upon		Weighted		securities remaining
	exercise of		average exercise		available for future
	outstanding		price of outstanding		issuance
	options, warrants		options, warrants		under equity
	and rights		and rights		compensation plans

Equity compensation plans approved by security holders(1)	7,711,754	(2)	17.93	(3)	13,163,001	(4)
Equity compensation plans not approved by security holders(5)	62,425	(5)	19.57	(3)	—

Totals	7,774,179		17.95		13,163,001

(1)	Plans approved by shareholders consist of the 1994 Long Term Incentive Compensation Plan, the 2001 Long-Term Incentive Plan, the 2009 Long Term Incentive Plan and the Stock Plan for Outside Directors. No future grants may be made under the 1994 and 2001 plans.

(2)	Includes, in addition to shares underlying options, an aggregate of 3,199,283 shares issuable upon settlement of outstanding grants of 2,309,769 performance shares (assuming maximum performance is achieved for performance cycles commencing 2008 and later) and 889,514 shares issuable upon settlement of outstanding grants of stock awards.

(3)	The weighted average exercise price applies to outstanding options, without taking into account performance shares or stock awards which do not have an exercise price.

(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Stock Plan for Outside Directors provides only for awards of common stock.

(5)	Plans not approved by shareholders consist of the Common Stock Participation Plan for Designated New Employees and Non-Officer Employees. Outstanding awards under the Common Stock Participation Plan, in which participation was limited to new employees and existing employees who were not officers of CenterPoint Energy, generally vested in equal annual increments over three years from the grant date. No future grants may be made under the Common Stock Participation Plan.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2010 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, each as filed with the Securities and Exchange Commission.

Thomas F. Madison, Chairman
Donald R. Campbell
Derrill Cody
Michael P. Johnson
Peter S. Wareing
Sherman M. Wolff

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2009, the Audit Committee met five times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche LLP, CenterPoint Energy’s independent registered public accounting firm (independent auditors), prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with applicable Public Company Accounting Oversight Board requirements and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2009, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2010.

Donald R. Campbell, Chairman
Janiece M. Longoria
Robert T. O’Connell
Susan O. Rheney
Michael E. Shannon
Sherman M. Wolff

Principal Accounting Firm Fees

Aggregate fees related to services provided to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2009 and 2008 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	Year Ended December 31,
	2009	2008

Integrated audit of financial statements and internal control over financial reporting(1)	$5,491,000	$5,653,750
Audit-related fees(2)	404,100	258,969

Total audit and audit-related fees	5,895,100	5,912,719
Tax fees	—	—
All other fees	—	—

Total fees	$5,895,100	$5,912,719

(1)	For 2009 and 2008, amounts include fees for services provided by the principal accounting firm relating to the integrated audit for financial statements and internal control over financial reporting, statutory audits, attest services, and regulatory filings.

(2)	For 2009 and 2008, includes fees for consultations concerning financial accounting and reporting standards and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services	Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2009, no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2)

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2010. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

Your Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

General Information	We began mailing this proxy statement and the accompanying proxy card to shareholders on March 12, 2010. The proxy statement and proxy card are being furnished at the direction of your Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., who will help us solicit proxies, of $9,500, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

Your Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Shareholder Proposals for 2011 Annual Meeting	Any shareholder who intends to present a proposal at the 2011 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s 2011 proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by November 12, 2010.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2011 annual meeting, the required notice must be received by our Corporate Secretary between October 24, 2010 and January 22, 2011. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained on our website at www.centerpointenergy.com.

Director Nominations for 2011 Annual Meeting	Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between October 24, 2010 and January 22, 2011. The shareholder must also provide the documentation and information about the nominee required by our bylaws, including information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders on our website at www.centerpointenergy.com.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Except for a Form 4 for Mr. Crosswell that was filed late, we believe that during the fiscal year ended December 31, 2009, all other officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials	In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders	The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2009, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	David M. McClanahan
Chairman of the Board	President and Chief Executive Officer

March 12, 2010

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 45 5 HOUSTON, TX 7721 -45 5 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-8 -69 -69 3 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M2 629-P89618 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CENTERPOINT ENERGY, INC. Vote on Directors 1. Election of nominees for directors. For Against Abstain The nominees for directors are: 1a. Donald R. Campbell 1b. Milton Carroll 1c. Derrill Cody 1d. Michael P. Johnson 1e. David M. McClanahan 1f. Robert T. O’Connell 1g. Susan O. Rheney 1h. R. A. Walker 1i. Peter S. Wareing For address changes and/or comments, please check this box and write them on the back where indicated. For Against Abstain Vote on Proposal 2. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2 1 . Yes No Withhold granting of discretionary authority to vote on any other matters that may properly come before the annual meeting. Please indicate if you plan to attend this meeting. Please indicate if you plan to attend this meeting. Note: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET CENTERPOINT ENERGY, INC. 2 1 ANNUAL MEETING OF SHAREHOLDERS Thursday, April 22, 2 1 9: a.m. Central Time Auditorium 1111 Louisiana Street Houston, Texas 77 2 This admission ticket admits only the named shareholder. Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. M2 63 -P89618 CENTERPOINT ENERGY, INC. 2 1 Annual Meeting of Shareholders Proxy — Common Stock This Proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Scott E. Rozzell and Richard B. Dauphin, or either of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 22, 2 1 , at 9: a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld. If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation. The nominees for directors are Donald R. Campbell, Milton Carroll, Derrill Cody, Michael P. Johnson, David M. McClanahan, Robert T. O’Connell, Susan O. Rheney, R. A. Walker and Peter S. Wareing. The terms for directors will expire in 2 11. The Board of Directors recommends a vote FOR the nominees for directors and FOR the appointment of Deloitte & Touche LLP as independent auditors for 2 1 . Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 45 5 HOUSTON, TX 7721 -45 5 VOTE BY
INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 19, 2 1 . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-8 -69 -69 3 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 19, 2 1 . Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M2 631-P89618 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CENTERPOINT ENERGY, INC. Vote on Directors 1. Election of nominees for directors. For Against Abstain The nominees for directors are: 1a. Donald R. Campbell 1b. Milton Carroll 1c. Derrill Cody 1d. Michael P. Johnson 1e. David M. McClanahan 1f. Robert T. O’Connell 1g. Susan O. Rheney 1h. R. A. Walker 1i. Peter S. Wareing For address changes and/or comments, please check this box and write them on the back where indicated. For Against Abstain Vote on Proposal 2. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2 1 . Yes No Withhold granting of discretionary authority to vote on any other matters that may properly come before the annual meeting. Please indicate if you plan to attend this meeting. Note: Please sign exactly as name appears hereon. Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 22, 2 1 . The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the Reliant Energy, Inc. Savings Plan, Reliant Energy, Inc. Union Savings Plan and STP Nuclear Operating Company Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 19, 2 1 Vanguard Fiduciary Company, as Trustee, will vote the shares held in the plans in the same proportion as votes received from other participants in the plans. M2 632-P89618 CENTERPOINT ENERGY, INC. 2 1 Annual Meeting of Shareholders Voting Directions to Trustee — Common Stock This Proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Vanguard Fiduciary Company, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 22, 2 1 , at 9: a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld. If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation. The nominees for directors are Donald R. Campbell, Milton Carroll, Derrill Cody, Michael P. Johnson, David M. McClanahan, Robert T. O’Connell, Susan O. Rheney, R. A. Walker and Peter S. Wareing. The terms for directors will expire in 2 11. The Board of Directors recommends a vote FOR the nominees for directors and FOR the appointment of Deloitte & Touche LLP as independent auditors for 2 1 . Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 45 5 HOUSTON, TX 7721 -45 5 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 15, 2 1 . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-8 -69 -69 3 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 15, 2 1 . Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M2 633-P89618 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CENTERPOINT ENERGY, INC. Vote on Directors 1. Election of nominees for directors. For Against Abstain The nominees for directors are: 1a. Donald R. Campbell 1b. Milton Carroll 1c. Derrill Cody 1d. Michael P. Johnson 1e. David M. McClanahan 1f. Robert T. O’Connell 1g. Susan O. Rheney 1h. R. A. Walker 1i. Peter S. Wareing For address changes and/or comments, please check this box and write them on the back where indicated. Note: Please sign exactly as name appears hereon. Signature [PLEASE SIGN WITHIN BOX] Date For Against Abstain Vote on Proposal 2. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2 1 . Yes No Withhold granting of discretionary authority to vote on any other matters that may properly come before the annual meeting. Please indicate if you plan to attend this meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 22, 2 1 . The proxy statement and annual report to shareholders are available at: http://materials.proxyvote.com/15189T This proxy covers all shares for which the undersigned has the right to give voting instructions to The Northern Trust Company, Trustee of the CenterPoint Energy Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 15, 2 1 The Northern Trust Company, as Trustee, will vote the shares held in the plan in the same proportion as votes received from other participants in the plan. M2 634-P89618 CENTERPOINT ENERGY, INC. 2010 Annual Meeting of Shareholders Voting Directions to Trustee — Common Stock This Proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints The Northern Trust Company, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 22, 2 1 , at 9: a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld. If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation. The nominees for directors are Donald R. Campbell, Milton Carroll, Derrill Cody, Michael P. Johnson, David M. McClanahan, Robert T. O’Connell, Susan O. Rheney, R. A. Walker and Peter S. Wareing. The terms for directors will expire in 2 11. The Board of Directors recommends a vote FOR the nominees for directors and FOR the appointment of Deloitte & Touche LLP as independent auditors for 2 1 . Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)